UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2023 and 2022
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2023 and 2022
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years ended December 31, 2023 and 2022, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the years ended December 31, 2023 and 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 27, 2024

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2023 and 2022

	2023	2022
Assets:
Investments:
Investments, at fair value	$46,047,423	$41,373,127
Investments in fully benefit-responsive investment contracts, at contract value	1,931,253	2,029,708
Total investments	47,978,676	43,402,835
Receivables:
Employer contributions	542,280	899,905
Interest and dividends	24,156	16,451
Receivable for securities sold	3,632	8,926
Participant contributions	2,102	93
Participant loans	686,750	811,238
Total receivables	1,258,920	1,736,613
Total assets	49,237,596	45,139,448
Liabilities:
Payable for securities purchased	5,666	6,069
Other investment liabilities	42,996	33,626
Payable for trustee, administrative fees and other	14,082	11,351
Total liabilities	62,744	51,046
Net assets available for benefits	$49,174,852	$45,088,402
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2023 and 2022

	2023	2022
Additions to net assets attributable to:
Investment income (loss) :
Dividends	$144,296	$90,403
Interest	64,925	58,434
Net appreciation (depreciation) in fair value of investments	6,981,090	(8,183,762)
Net investment income (loss)	7,190,311	(8,034,925)
Interest income on loans receivable from participants	37,286	50,431
Contributions:
Employer	542,280	899,905
Participants	673,574	1,086,472
Rollover	27,231	—
Total contributions	1,243,085	1,986,377
Total additions (reductions) to net assets	8,470,682	(5,998,117)
Deductions from net assets attributable to:
Distributions to participants	4,346,358	2,805,599
Trustee and administrative expenses	37,874	44,922
Total deductions from net assets	4,384,232	2,850,521
Net increase (decrease)	4,086,450	(8,848,638)
Net assets available for benefits at:
Beginning of year	45,088,402	53,937,040
End of year	$49,174,852	$45,088,402
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal Plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc. (the Company), and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's or beneficiary's individual investment decisions.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. Bank of New York Mellon is the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
Full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The minimum annual eligible pay does not exceed the applicable limits permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.
Participants who are age 50 or over by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

(d)    Employer Contributions
During 2023 and 2022, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the PRIRC) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed, and transition contributions are invested in the same manner as a participant's contributions, or in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2023 and 2022, the employer contribution receivable was $0.5 million and $0.9 million, respectively. Company contributions relating to 2023 and 2022 were received and credited to participant accounts during the first quarter of 2024 and 2023, respectively.

(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, and investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from other Puerto Rico qualified plans. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Rollover contributions into the Plan in 2023 amounted to $27,231. There were no rollover contributions in 2022.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation, or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions, and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies, or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2023 and 2022, $2,242 and $1,083, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2023 and 2022, unallocated forfeitures were $5,418 and $1,539, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2023 and 2022 bore interest rates from 4.25% to 9.50% and 4.25% to 8.00%, respectively. Loan terms range from 1 to 5 years for general purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

If the value of a participant’s account equals or exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $5,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and are displayed in U.S. dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent reported sale price on the last business day of the year; securities traded in the over the counter market are valued at their last sale or bid price. This includes U.S. and non-U.S. equities in separately managed accounts, and the Citigroup Common Stock Fund.
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at their last sale price.
Debt securities for which published quotations are not available are valued based on yields currently available on comparable securities of other issuers with similar credit ratings, and long-term debt securities are valued using the latest available bid prices as quoted by dealers making a market in the securities.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund (Fund) related investments, which have a longer holding period).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s Fund is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

	2023	2022
Synthetic GICs	$1,931,253	$2,029,708
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑derived valuations in which all significant inputs and value drivers are observable in the market.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2023.

	December 31, 2023
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$46,803	$109,588	$156,391
Collective trust funds	—	39,554,575	39,554,575
U.S. equities	1,593,292	—	1,593,292
Non-U.S. equities	1,549,092	—	1,549,092
Mutual funds and other registered investment companies	3,194,073	—	3,194,073
Investments, at fair value	$6,383,260	$39,664,163	$46,047,423

Other investment liabilities	$—	$(42,996)	$(42,996)

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2022.

	December 31, 2022
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$43,567	$564,296	$607,863
Collective trust funds	—	35,012,040	35,012,040
U.S. equities	1,379,381	—	1,379,381
Non-U.S. equities	1,445,140	—	1,445,140
Non-U.S. corporate bonds	—	3,831	3,831
Mutual funds and other registered investment companies	2,924,872	—	2,924,872
Investments, at fair value	$5,792,960	$35,580,167	$41,373,127

Other investment liabilities	$—	$(33,626)	$(33,626)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2023 and 2022, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2023 and 2022.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

expenses are reported in trustee and administrative expenses in the statements of changes in net assets available for benefits, or if paid by the investment funds, are included in net appreciation (depreciation) in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2023 and 2022, approximately 2% of the Plan’s total investments were invested in Citigroup common stock.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $0.9 million each at December 31, 2023 and 2022.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2023 and 2022. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective.
At December 31, 2023 and 2022, the Plan held $109,588 and $564,296, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2023 and 2022, the Plan also held through its investment in synthetic GICs valued at $2,205 and $997, respectively, of Bank of New York Mellon corporate bonds and the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party‑in‑interest transactions.
(8)    Tax Status
The Puerto Rico Department of Treasury (PR Treasury) has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the PR Treasury determined and informed the Plan that Amendments 1, 2, and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the PR Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the PR Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On June 4, 2018, the PR Treasury determined and

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2023 and 2022

informed the Plan that Amendment 6 to the Plan meets the applicable requirements of the PRIRC. On July 11, 2019, the PR Treasury determined and informed the Plan that Amendment 7 to the Plan meets the applicable requirements of the PRIRC. On November 28, 2023, the PR Treasury determined and informed the Plan that Amendment 8 to the Plan meets the applicable requirements of the PRIRC.

Although the Plan has been amended (Amendment 9) since receiving the above-referenced determination letters, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the PRIRC. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2023 and 2022, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2020.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)    Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2023 and 2022:

	2023	2022
Net assets available for benefits per the financial statements	$49,174,852	$45,088,402
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(135,437)	(165,495)
Net assets available for benefits per Form 5500	$49,039,415	$44,922,907

Net increase (decrease) in net assets available for benefits per the financial statements	$4,086,450	$(8,848,638)
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	165,495	(20,469)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(135,437)	(165,495)
Net increase (decrease) in net assets per Form 5500	$4,116,508	$(9,034,602)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar					$9
	Brazil Real					2
	Canadian Dollar					31
	Chinese Yuan Renminbi					15,673
	Danish Krone					44
	Euro					67
	Hong Kong Dollar					9
	Indian Rupee					150
	Japanese Yen					284
	Mexican Peso					5,566
	New Zealand Dollar					2
	Pound Sterling					25
	Saudi Arabia Riyal					46
	Singapore Dollar					1
	U.S. Dollar					24,697
	Vietnam Dong					197
*	Collective Us Gov'T Stif 15	5.26%				109,588
	Total cash equivalents and short-term investments					$156,391

	Collective trust funds:
	Blackrock LifePath Index 2025 Fund F			2,963		$75,772
	Blackrock LifePath Index 2030 Fund F			28,138		829,225
	Blackrock LifePath Index 2035 Fund F			23,844		699,851
	Blackrock LifePath Index 2040 Fund F			73,373		2,460,816
	Blackrock LifePath Index 2045 Fund F			66,175		2,138,051
	Blackrock LifePath Index 2050 Fund F			47,738		1,290,756
	Blackrock LifePath Index 2055 Fund F			10,688		376,780
	Blackrock LifePath Index 2060 Fund F			2,283		46,876
	Blackrock LifePath Index Refirement Fund F			6,313		157,074
	BlackRock MSCI ACWI ESG Focus Index Fund F			9,473		158,718
	EAFE Equity Index Fund F			85,630		4,783,946
	Emerging Markets Index Fund F			130,879		1,644,361
	Equity Index Fund F			108,251		10,737,790
	Intl Multi Cap Equity Tr			24,920		369,563
	LS CIT Core Plus Fixed Income			4,111		65,687
	Mid Capitalization Equity Index Fund F			22,199		3,168,038
	Roll Select Commodity Index Fd			6,783		85,952
	Russell 1000 Growth Fund F			1,013		60,580
	Russell 1000 Value Fund F			715		35,781
	Russell 2000 Index Fund F			14,401		963,186
	Russell 3000 Index Fund F			42,999		4,194,283
	US Debt Index Fund F			139,568		4,600,954
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
US Treasury Inflation Protected Securities Fund F			19,562		468,033
Wellington Emerging Markets Debt Fund			14,969		142,502
Total collective trust funds					$39,554,575

U.S. equities:
10X Genomics Inc			6		$346
A10 Networks Inc			10		130
Aaon Inc			5		371
Abercrombie & Fitch Co			3		243
Academy Sports & Outdoors Inc			4		248
Acadia Pharmaceuticals Inc			13		393
Aci Worldwide Inc			6		178
Acuity Brands Inc			5		1,015
Adaptive Biotechnologies Corp			22		107
Addus Homecare Corp			25		2,303
Adeia Inc			50		622
Advanced Energy Industries Inc			3		372
Affirm Holdings Inc			15		739
Agilysys Inc			4		300
Agios Pharmaceuticals Inc			4		80
Agree Realty Corp			104		6,522
Akero Therapeutics Inc			5		116
Albany International Corp			1		70
Alector Inc			2		18
Alexandria Real Estate Equitie			34		4,354
Alight Inc			53		453
Allegro Microsystems Inc			89		2,693
Allison Transmission Holdings			16		906
Allogene Therapeutics Inc			5		14
Alpha Metallurgical Resources			1		424
Amedisys Inc			4		419
American Homes 4 Rent			118		4,229
American Tower Corp			5		1,092
Ameris Bancorp			49		2,632
Amicus Therapeutics Inc			12		171
Amkor Technology Inc			79		2,621
Amn Healthcare Services Inc			13		958
Amphastar Pharmaceuticals Inc			5		339
Api Group Corp			13		440
Appfolio Inc			2		309
Arcellx Inc			2		106
Array Technologies Inc			113		1,883
Arvinas Inc			3		128
Asbury Automotive Group Inc			1		315
Asgn Inc			2		168
Ashland Inc			7		548
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Aspen Technology Inc			1		132
Ati Inc			12		541
Atkore Inc			10		1,540
Atlassian Corp			68		16,125
Atricure Inc			3		124
Avalonbay Communities Inc			38		7,211
Avidity Biosciences Inc			5		48
Avnet Inc			24		1,191
Axcelis Technologies Inc			4		550
Azek Co Inc/The			7		284
Balchem Corp			1		175
Baldwin Insurance Group Inc/Th			10		231
Bancorp Inc/The			11		412
Beacon Roofing Supply Inc			13		1,111
Belden Inc			7		511
Bellring Brands Inc			21		1,171
Berkshire Hills Bancorp Inc			14		343
Bgc Group Inc			156		1,125
Biomea Fusion Inc			1		18
Bj'S Wholesale Club Holdings I			34		2,315
Blackbaud Inc			3		296
Bloomin' Brands Inc			91		2,551
Blue Owl Capital Inc			20		295
Blueprint Medicines Corp			6		584
Boise Cascade Co			—		41
Booz Allen Hamilton Holding Co			5		654
Boston Properties Inc			71		4,970
Bowlero Corp			63		894
Box Inc			14		347
Boyd Gaming Corp			14		906
Brady Corp			8		478
Bridgebio Pharma Inc			48		1,941
Bright Horizons Family Solutio			2		218
Brinker International Inc			9		408
Brink'S Co/The			24		2,122
Brixmor Property Group Inc			198		4,609
Broadridge Financial Solutions			1		296
Bruker Corp			3		195
Brunswick Corp/De			3		253
Buckle Inc/The			13		608
Builders Firstsource Inc			3		531
Bumble Inc			22		322
Caci International Inc			2		627
Cactus Inc			8		341
Cadre Holdings Inc			3		102
Caesars Entertainment Inc			45		2,125
Caleres Inc			89		2,740
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Camden Property Trust			16		1,542
	Caretrust Reit Inc			48		1,077
	Cars.Com Inc			31		593
	Carvana Co			5		269
	Casella Waste Systems Inc			8		717
	Casey'S General Stores Inc			1		271
	Castle Biosciences Inc			63		1,358
	Catalent Inc			5		211
	Catalyst Pharmaceuticals Inc			38		639
	Cava Group Inc			1		56
	Cavco Industries Inc			1		341
	Cbiz Inc			8		482
	Celsius Holdings Inc			3		165
	Centrus Energy Corp			3		146
	Cerevel Therapeutics Holdings			6		262
	Championx Corp			95		2,797
	Charles River Laboratories Int			1		339
	Chart Industries Inc			18		2,397
	Chegg Inc			31		350
	Chemed Corp			—		137
	Choice Hotels International In			3		354
	Chord Energy Corp			13		2,148
	Churchill Downs Inc			5		720
	Cirrus Logic Inc			3		258
*	Citigroup Inc			18,429		948,012
	Civitas Resources Inc			33		2,274
	Clean Harbors Inc			3		492
	Clearfield Inc			15		451
	Cno Financial Group Inc			70		1,958
	Coca-Cola Consolidated Inc			1		608
	Cogent Communications Holdings			3		258
	Coherent Corp			11		495
	Collegium Pharmaceutical Inc			72		2,210
	Comfort Systems Usa Inc			4		850
	Commercial Metals Co			55		2,756
	Concentrix Corp			23		2,255
	Conmed Corp			3		302
	Core & Main Inc			10		419
	Corecivic Inc			60		869
	Corvel Corp			2		497
	Coty Inc			20		247
	Cousins Properties Inc			98		2,384
	Crinetics Pharmaceuticals Inc			2		86
	Crocs Inc			3		240
	Cross Country Healthcare Inc			78		1,760
	Csw Industrials Inc			2		395
	Cto Realty Growth Inc			42		733
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cubesmart			84		3,882
Curtiss-Wright Corp			4		879
Cvb Financial Corp			113		2,275
Cymabay Therapeutics Inc			5		124
Cytokinetics Inc			6		522
Darling Ingredients Inc			43		2,164
Dave & Buster'S Entertainment			11		601
Day One Biopharmaceuticals Inc			3		42
Deckers Outdoor Corp			1		457
Denali Therapeutics Inc			50		1,072
Dick'S Sporting Goods Inc			2		348
Digital Realty Trust Inc			46		6,152
Digitalocean Holdings Inc			39		1,437
Dime Community Bancshares Inc			13		361
Diodes Inc			5		422
Dnow Inc			30		343
Domino'S Pizza Inc			1		448
Doubleverify Holdings Inc			71		2,607
Douglas Emmett Inc			52		755
Dun & Bradstreet Holdings Inc			38		448
Duolingo Inc			1		328
Dycom Industries Inc			37		4,217
Eagle Materials Inc			3		646
Ecovyst Inc			70		679
Element Solutions Inc			10		224
Elf Beauty Inc			4		600
Embecta Corp			2		29
Emcor Group Inc			1		197
Employers Holdings Inc			9		371
Enact Holdings Inc			14		405
Encompass Health Corp			50		3,330
Encore Capital Group Inc			19		967
Endeavor Group Holdings Inc			18		416
Enersys			35		3,472
Ensign Group Inc/The			8		909
Entegris Inc			23		2,668
Entravision Communications Cor			54		226
Epam Systems Inc			21		6,109
Equinix Inc			23		18,818
Equity Lifestyle Properties In			80		5,613
Equity Residential			20		1,196
Essential Properties Realty Tr			56		1,420
Essex Property Trust Inc			14		3,537
Euronet Worldwide Inc			3		287
Evercore Inc			10		1,637
Everi Holdings Inc			5		60
Evolent Health Inc			6		196
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Exact Sciences Corp			37		2,742
Exelixis Inc			21		497
Exlservice Holdings Inc			131		4,064
Exponent Inc			1		96
Extra Space Storage Inc			69		11,146
Extreme Networks Inc			43		749
Factset Research Systems Inc			1		380
Fair Isaac Corp			—		461
Farmland Partners Inc			93		1,163
Federal Agricultural Mortgage			10		1,900
Federal Realty Investment Trus			52		5,398
Federal Signal Corp			7		523
First Industrial Realty Trust			5		277
First Merchants Corp			66		2,437
Firstcash Holdings Inc			10		1,118
Flywire Corp			35		799
Fnb Corp/Pa			141		1,942
Formfactor Inc			5		194
Fortinet Inc			4		244
Fortrea Holdings Inc			19		677
Frontdoor Inc			20		705
Fti Consulting Inc			7		1,558
Gaming And Leisure Properties			73		3,620
Gartner Inc			1		275
Gibraltar Industries Inc			1		109
Globus Medical Inc			8		424
Grand Canyon Education Inc			4		489
Granite Construction Inc			13		683
Graphic Packaging Holding Co			111		2,738
Green Brick Partners Inc			4		231
Griffon Corp			9		533
Group 1 Automotive Inc			2		723
Guardant Health Inc			7		191
Gxo Logistics Inc			8		496
Hackett Group Inc/The			14		326
Haemonetics Corp			17		1,531
Halozyme Therapeutics Inc			23		836
Hamilton Lane Inc			3		348
Hancock Whitney Corp			13		641
Hanover Insurance Group Inc/Th			15		1,772
Healthpeak Properties Inc			149		2,943
Herc Holdings Inc			1		192
Heritage Commerce Corp			34		341
Hilton Grand Vacations Inc			5		186
Hope Bancorp Inc			34		412
Hub Group Inc			9		800
Huron Consulting Group Inc			18		1,829
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Icf International Inc			18		2,471
Ideaya Biosciences Inc			3		91
Igm Biosciences Inc			2		16
Immunogen Inc			57		1,705
Immunovant Inc			19		809
Inari Medical Inc			3		208
Informatica Inc			10		289
Insight Enterprises Inc			5		879
Insmed Inc			79		2,437
Insperity Inc			3		393
Inspire Medical Systems Inc			2		317
Intellia Therapeutics Inc			4		131
Inter Parfums Inc			3		445
Interdigital Inc			14		1,551
International Money Express In			15		333
Intra-Cellular Therapies Inc			27		1,922
Invitation Homes Inc			131		4,457
Ionis Pharmaceuticals Inc			8		411
Iovance Biotherapeutics Inc			155		1,262
Irhythm Technologies Inc			2		234
Iridium Communications Inc			12		480
Iron Mountain Inc			40		2,831
Jamf Holding Corp			43		780
Janus International Group Inc			69		900
John Bean Technologies Corp			3		310
Kadant Inc			2		609
Karuna Therapeutics Inc			2		687
Kimco Realty Corp			345		7,355
Kinsale Capital Group Inc			1		224
Kite Realty Group Trust			130		2,978
Kla Corp			6		3,335
Kosmos Energy Ltd			164		1,101
Krystal Biotech Inc			1		128
Kulicke & Soffa Industries Inc			6		303
Kymera Therapeutics Inc			4		112
Lamar Advertising Co			12		1,255
Landstar System Inc			2		405
Lantheus Holdings Inc			18		1,111
Lattice Semiconductor Corp			6		401
Laureate Education Inc			105		1,440
Lci Industries			8		888
Legalzoom.Com Inc			60		678
Leonardo Drs Inc			68		1,359
Life Time Group Holdings Inc			177		2,664
Lifestance Health Group Inc			155		1,214
Light & Wonder Inc			3		261
Lincoln Electric Holdings Inc			2		490
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lincoln National Corp			35		954
Lindblad Expeditions Holdings			72		814
Linde Plc			33		13,357
Littelfuse Inc			1		220
Livent Corp			81		1,451
Liveramp Holdings Inc			4		139
Louisiana-Pacific Corp			6		429
Lpl Financial Holdings Inc			1		202
Lulu'S Fashion Lounge Holdings			87		163
Madrigal Pharmaceuticals Inc			1		120
Manhattan Associates Inc			2		436
Marathon Digital Holdings Inc			7		159
Marketaxess Holdings Inc			1		320
Matador Resources Co			8		475
Mattel Inc			20		383
Maxlinear Inc			6		148
Mcgrath Rentcorp			1		127
Medical Properties Trust Inc			79		388
Medpace Holdings Inc			2		689
Mercadolibre Inc			17		27,813
Merit Medical Systems Inc			7		551
Microstrategy Inc			1		361
Mid-America Apartment Communit			19		2,491
Mirion Technologies Inc Cw25			86		174
Mks Instruments Inc			1		144
Modine Manufacturing Co			78		4,649
Moelis & Co			19		1,070
Molina Healthcare Inc			2		715
Monolithic Power Systems Inc			1		325
Monte Rosa Therapeutics Inc			1		4
Moog Inc			1		103
Morphic Holding Inc			3		75
Msa Safety Inc			2		335
Murphy Usa Inc			2		770
Myr Group Inc			23		3,370
Natera Inc			70		4,353
Ncr Atleos Corp			16		378
Ncr Voyix Corp			31		530
Nelnet Inc			3		288
Neogenomics Inc			6		90
Netstreit Corp			121		2,161
Neurocrine Biosciences Inc			2		284
Nevro Corp			40		861
New Jersey Resources Corp			4		195
Nexstar Media Group Inc			11		1,664
Nnn Reit Inc			75		3,249
Northern Oil & Gas Inc			54		2,002
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nurix Therapeutics Inc			2		21
Nutanix Inc			16		745
Nuvalent Inc			2		121
Nv5 Global Inc			1		123
Oceanfirst Financial Corp			42		722
Old National Bancorp/In			42		708
Olin Corp			7		392
Omnicell Inc			3		105
Onto Innovation Inc			18		2,829
Option Care Health Inc			16		532
Ormat Technologies Inc			4		268
Osi Systems Inc			6		769
Pacira Biosciences Inc			3		110
Palomar Holdings Inc			1		79
Par Pacific Holdings Inc			23		838
Patrick Industries Inc			2		207
Patterson-Uti Energy Inc			167		1,803
Paylocity Holding Corp			1		165
Payoneer Global Inc			37		191
Pbf Energy Inc			1		43
Peapack-Gladstone Financial Co			17		496
Pebblebrook Hotel Trust			265		4,241
Pediatrix Medical Group Inc			22		203
Pegasystems Inc			5		253
Pennymac Financial Services In			6		513
Penske Automotive Group Inc			2		277
Penumbra Inc			1		292
Perficient Inc			4		234
Performance Food Group Co			45		3,122
Petco Health & Wellness Co Inc			63		201
Petiq Inc			30		595
Phillips Edison & Co Inc			55		1,993
Phinia Inc			13		398
Photronics Inc			15		492
Piedmont Lithium Inc			18		514
Pinnacle Financial Partners In			15		1,339
Pliant Therapeutics Inc			2		41
Pool Corp			1		434
Portillo'S Inc			47		749
Portland General Electric Co			75		3,268
Post Holdings Inc			5		441
Power Integrations Inc			4		327
Powerschool Holdings Inc			11		265
Preferred Bank/Los Angeles Ca			9		663
Prestige Consumer Healthcare I			3		208
Primerica Inc			3		529
Primoris Services Corp			16		516
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Privia Health Group Inc			128		2,951
Procept Biorobotics Corp			5		216
Progress Software Corp			37		2,024
Progyny Inc			39		1,433
Prologis Inc			169		22,601
Propetro Holding Corp			42		355
Ptc Inc			3		476
Ptc Therapeutics Inc			6		162
Public Storage			9		2,593
Pure Storage Inc			1		39
Quaker Chemical Corp			1		158
Qualys Inc			4		695
Quidelortho Corp			3		184
Radnet Inc			39		1,340
Rambus Inc			9		583
Range Resources Corp			3		105
Rapid7 Inc			4		242
Rayonier Inc			98		3,283
Rbc Bearings Inc			2		631
Realty Income Corp			58		3,345
Red Rock Resorts Inc			3		182
Redwood Trust Inc			51		379
Regal Rexnord Corp			10		1,505
Relay Therapeutics Inc			8		90
Reliance Worldwide Corp Ltd			53		160
Repligen Corp			2		435
Replimune Group Inc			6		50
Revance Therapeutics Inc			12		106
Revolution Medicines Inc			3		80
Rexford Industrial Realty Inc			185		10,348
Rhythm Pharmaceuticals Inc			2		112
Riot Platforms Inc			5		82
Rli Corp			2		270
Rocket Pharmaceuticals Inc			4		109
Ryan Specialty Holdings Inc			9		368
Ryman Hospitality Properties I			37		4,115
S&T Bancorp Inc			12		409
Safehold Inc			24		572
Saia Inc			2		724
Samsonite International Sa			738		2,434
Sba Communications Corp			22		5,594
Scholar Rock Holding Corp			5		85
Science Applications Internati			12		1,487
Select Water Solutions Inc			47		353
Selective Insurance Group Inc			4		374
Servisfirst Bancshares Inc			3		225
Shift4 Payments Inc			6		456
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Shockwave Medical Inc			1		175
Simon Property Group Inc			9		1,276
Simply Good Foods Co/The			15		609
Simpson Manufacturing Co Inc			3		673
Siteone Landscape Supply Inc			3		423
Sitime Corp			11		1,370
Skyline Champion Corp			4		333
Slm Corp			137		2,618
Sm Energy Co			5		182
Smartsheet Inc			9		412
Solo Brands Inc			59		362
Southstate Corp			8		670
Southwest Gas Holdings Inc			41		2,590
Southwestern Energy Co			49		320
Spirit Realty Capital Inc			11		502
Springworks Therapeutics Inc			1		50
Sprout Social Inc			40		2,433
Sps Commerce Inc			4		790
Spx Technologies Inc			5		539
Stag Industrial Inc			48		1,867
Stagwell Inc			55		368
Sterling Check Corp			44		618
Steven Madden Ltd			35		1,456
Stifel Financial Corp			33		2,285
Stonex Group Inc			16		1,185
Stride Inc			5		288
Summit Materials Inc			88		3,381
Sun Communities Inc			51		6,893
Sun Country Airlines Holdings			42		653
Super Micro Computer Inc			6		1,651
Supernus Pharmaceuticals Inc			4		114
Symbotic Inc			4		195
Taylor Morrison Home Corp			64		3,424
Td Synnex Corp			21		2,302
Tegna Inc			71		1,091
Teledyne Technologies Inc			1		322
Tempur Sealy International Inc			11		575
Tenable Holdings Inc			8		372
Tenet Healthcare Corp			7		513
Teradata Corp			5		223
Terreno Realty Corp			2		130
Texas Roadhouse Inc			6		746
Thor Industries Inc			4		468
Thryv Holdings Inc			4		79
Tidewater Inc			10		770
Tko Group Holdings Inc			45		3,700
Topbuild Corp			3		1,010
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Topgolf Callaway Brands Corp			39		553
Toro Co/The			2		153
Transmedics Group Inc			3		201
Travel + Leisure Co			3		108
Tyler Technologies Inc			1		413
Udr Inc			93		3,559
Ufp Industries Inc			6		794
Ultra Clean Holdings Inc			18		605
Ultragenyx Pharmaceutical Inc			4		204
United Community Banks Inc/Ga			77		2,256
United Parks & Resorts Inc			2		95
Universal Health Services Inc			20		3,113
Univest Financial Corp			12		272
Us Silica Holdings Inc			24		275
Valmont Industries Inc			2		393
Valvoline Inc			4		160
Varonis Systems Inc			30		1,371
Vaxcyte Inc			3		211
Vector Group Ltd			43		484
Ventas Inc			59		2,926
Verra Mobility Corp			124		2,858
Vertiv Holdings Co			10		467
Vestis Corp			17		361
Vesync Co Ltd			358		247
Viad Corp			14		513
Vici Properties Inc			26		820
Viper Energy Inc			42		1,308
Vishay Intertechnology Inc			129		3,097
Visteon Corp			2		281
Vivid Seats Inc			64		406
Vontier Corp			12		424
Voya Financial Inc			6		461
Wabash National Corp			23		596
Walker & Dunlop Inc			7		789
Watsco Inc			1		328
Watts Water Technologies Inc			3		648
Webster Financial Corp			30		1,529
Welltower Inc			66		5,991
Wendy'S Co/The			14		272
Wesco International Inc			21		3,646
West Pharmaceutical Services I			1		425
Western Alliance Bancorp			18		1,153
Weyerhaeuser Co			113		3,915
Willscot Mobile Mini Holdings			8		358
Wingstop Inc			3		674
Wintrust Financial Corp			40		3,672
Woodward Inc			4		539
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Workiva Inc			3		296
World Kinect Corp			90		2,050
Xencor Inc			6		127
Xpo Inc			7		613
Yum China Holdings Inc			40		1,677
Zebra Technologies Corp			—		88
Zentalis Pharmaceuticals Inc			2		29
Zurn Elkay Water Solutions Cor			39		1,146
Total U.S. equities					$1,593,292

Non-U.S. equities:
3I Group Plc			287		$8,853
A2A Spa			725		1,490
A2B Australia Ltd			13		19
Aalberts Nv			8		364
Abb India Ltd			25		1,392
Abb Ltd			111		4,934
Abc Arbitrage			6		31
Abc-Mart Inc			8		149
Accelleron Industries Ag			16		500
Accent Group Ltd			114		151
Accenture Plc			25		8,934
Accton Technology Corp			78		1,333
Adastria Co Ltd			4		94
Addiko Bank Ag			3		43
Adentra Inc			11		264
Adesso Se			1		169
Adf Group Inc			21		111
Adriatic Metals Plc			128		351
Ad-Sol Nissin Corp			2		16
Advantech Co Ltd			49		591
Advantest Corp			225		7,655
Adways Inc			10		37
Adyen Nv			11		14,341
Aedas Homes Sa			16		324
Ag Barr Plc			5		30
Aia Group Ltd			1,391		12,114
Aib Group Plc			391		1,677
Aida Engineering Ltd			22		129
Aiful Corp			252		680
Aims Apac Reit			556		548
Air Liquide Sa			79		15,275
Air New Zealand Ltd			639		256
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Airtac International Group			50		1,653
Aisan Industry Co Ltd			9		78
Ait Corp			4		50
Aj Bell Plc			78		313
Akbank Tas			613		759
Aker Solutions Asa			139		574
Alchip Technologies Ltd			26		2,781
Aldrees Petroleum And Transpor			14		659
Alfa Financial Software Holdin			94		167
Alibaba Group Holding Ltd			1,152		11,152
Alinma Bank			55		572
Alkermes Plc			9		247
Alleima Ab			11		85
Alps Alpine Co Ltd			65		563
Alps Logistics Co Ltd			6		76
Als Ltd			17		145
Alsea Sab De Cv			111		423
Also Holding Ag			2		465
Altus Group Ltd			1		34
Amadeus It Group Sa			120		8,621
Amano Corp			9		204
Amaze Co Ltd			1		11
Ambea Ab			127		664
Amplifon Spa			32		1,102
Ams-Osram Ag			67		167
Anest Iwata Corp			4		30
Anglogold Ashanti Plc			205		3,839
Anjoy Foods Group Co Ltd			102		1,504
Anta Sports Products Ltd			52		505
Aon Plc			51		14,714
Apl Apollo Tubes Ltd			42		767
Apollo Hospitals Enterprise Lt			17		1,160
Arabian Contracting Services C			3		205
Arabian Internet & Communicati			7		664
Arca Continental Sab De Cv			534		5,863
Arcadium Lithium Plc			282		2,158
Arch Capital Group Ltd			125		9,289
Arcos Dorados Holdings Inc			19		242
Aris Mining Corp			35		115
Ariston Holding Nv			32		223
Aritzia Inc			14		299
Ascential Plc			370		1,386
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Asia Commercial Bank Jsc			165		162
Asian Paints Ltd			16		670
Asm International Nv			22		11,583
Asmedia Technology Inc			13		770
Asml Holding Nv			14		10,834
Asmpt Ltd			48		458
Aspeed Technology Inc			14		1,425
Assured Guaranty Ltd			16		1,162
Astena Holdings Co Ltd			24		79
Astral Ltd			38		868
Astrazeneca Plc			74		9,955
Atlas Copco Ab			408		7,020
Ats Corporation			7		286
Attendo Ab			24		86
Aucnet Inc			4		51
Auction Technology Group Plc			38		252
Audax Renovables Sa			30		43
Audinate Group Ltd			44		487
Audiocodes Ltd			3		39
Aurelia Metals Ltd			383		29
Autohome Inc			117		3,270
Avant Group Corp			11		108
Awa Bank Ltd/The			6		106
Axalta Coating Systems Ltd			13		434
Axis Bank Ltd			138		9,095
Axis Capital Holdings Ltd			25		1,357
Aya Gold & Silver Inc			19		138
Bae Systems Plc			859		12,167
Baidu Inc			68		1,012
Bajaj Finance Ltd			20		1,762
Baltic Classifieds Group Plc			93		280
Banca Mediolanum Spa			81		764
Banca Monte Dei Paschi Di Sien			37		124
Banco Bradesco Sa			532		1,871
Banco Btg Pactual Sa			189		1,466
Banco Comercial Portugues Sa			745		226
Banco De Sabadell Sa			303		372
Bandai Namco Holdings Inc			183		3,673
Bang & Olufsen A/S			46		65
Bangkok Dusit Medical Services			738		601
Bank Central Asia Tbk Pt			8,395		5,125
Bank Mandiri Persero Tbk Pt			24,188		9,504
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bank Of Iwate Ltd/The			8		135
Bank Of Saga Ltd/The			2		28
Bank Rakyat Indonesia Persero			11,207		4,167
Bawag Group Ag			28		1,496
Bayer Ag			50		1,863
Bci Minerals Ltd			72		14
Bdo Unibank Inc			481		1,134
Beiersdorf Ag			51		7,583
Beijer Ref Ab			23		312
Belimo Holding Ag			1		349
Beneteau Saca			4		52
Bff Bank Spa			82		934
Bharat Electronics Ltd			588		1,302
Bid Corp Ltd			24		552
Bidvest Group Ltd/The			34		464
Big Yellow Group Plc			31		486
Bim Birlesik Magazalar As			57		578
Biohaven Ltd			10		407
Blue Star Ltd			27		305
Boe Varitronix Ltd			122		110
Boiron Sa			5		205
Bonesupport Holding Ab			21		392
Bosideng International Holding			322		145
Bp Plc			881		5,236
Bper Banca Spa			13		45
Bridgepoint Group Plc			89		319
Bright Smart Securities & Comm			1,104		204
Britannia Industries Ltd			11		715
Bumitama Agri Ltd			621		285
Bumrungrad Hospital Pcl			126		820
Bunka Shutter Co Ltd			14		136
Bupa Arabia For Cooperative In			10		594
Bureau Veritas Sa			226		5,707
Business Brain Showa-Ota Inc			3		40
Business Engineering Corp			1		29
Buzzi Spa			41		1,257
Bw Lpg Ltd			25		374
Byd Co Ltd			68		1,879
Cafe De Coral Holdings Ltd			134		156
Cairn Homes Plc			370		544
Camtek Ltd/Israel			11		775
Canadian National Railway Co			42		5,251
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Canadian Natural Resources Ltd			114		7,488
Canadian Pacific Kansas City L			244		19,262
Cancom Se			6		206
Capgemini Se			66		13,804
Capricorn Energy P Ord			4		8
Carel Industries Spa			18		481
Carlit Holdings Co Ltd			5		34
Carlsberg As			48		6,074
Carpenter Tan Holdings Ltd			48		30
Cathay Media And Education Gro			369		37
Cedar Woods Properties Ltd			17		57
Cellebrite Di Ltd			53		461
Cembre Spa			1		21
Cementir Holding Nv			7		69
Central Depository Services In			26		578
Central Glass Co Ltd			11		211
Central Pattana Pcl			290		591
Central Security Patrols Co Lt			3		55
Ceragon Networks Ltd			10		21
Cettire Ltd			35		69
Cg Power & Industrial Solution			148		806
Champion Iron Ltd			33		187
Check Point Software Technolog			22		3,438
China Leon Inspection Holding			507		103
China Oilfield Services Ltd			149		306
China Overseas Property Holdin			216		162
China Resources Gas Group Ltd			99		323
China Resources Mixc Lifestyle			127		451
Chiyoda Corp			40		97
Cholamandalam Investment And F			45		682
Chrysos Corp Ltd			9		48
Ci&T Inc			18		93
Cie Automotive Sa			6		169
Cie De Saint-Gobain Sa			65		4,784
Cie Financiere Richemont Sa			63		8,660
Cie Financiere Tradition Sa			—		22
Cie Generale Des Etablissement			80		2,852
Civmec Ltd			150		89
Clas Ohlson Ab			78		1,218
Clicks Group Ltd			28		506
Cnooc Energy Technology & Serv			391		157
Coca-Cola Europacific Partners			46		3,048
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cochlear Ltd			1		209
Codan Ltd			27		156
Coforge Ltd			10		725
Cognyte Software Ltd			37		239
Colopl Inc			11		44
Compass Group Plc			740		20,266
Computer Age Management Servic			1		36
Computer Modelling Group Ltd			32		250
Comture Corp			3		34
Conduit Holdings Ltd			8		49
Continental Ag			100		8,528
Core Corp			2		20
Corp Inmobiliaria Vesta Sab De			274		1,317
Costain Group Plc			300		242
Coveo Solutions Inc			41		295
Creditaccess Grameen Ltd			18		344
Credo Technology Group Holding			68		1,318
Crispr Therapeutics Ag			5		322
Croda International Plc			9		566
Cts Co Ltd			11		51
Cummins India Ltd			27		646
Daiei Kankyo Co Ltd			25		446
Dai-Ichi Cutter Kogyo Kk			5		47
Daikin Industries Ltd			29		4,689
Daisue Construction Co Ltd			4		40
Daiwa Industries Ltd			3		34
Daiwabo Holdings Co Ltd			14		309
Darktrace Plc			105		490
Dassault Syst Shs			48		2,354
Datalogic Spa			21		158
Dbs Group Holdings Ltd			269		6,801
Deceuninck Nv			60		152
Definity Financial Corp			11		321
Delta Electronics Inc			570		5,823
Denso Corp			273		4,112
Dentalcorp Holdings Ltd			26		137
Descartes Sys Group Inc			7		560
Descartes Systems Group Inc/Th			8		679
Deutsche Boerse Ag			34		7,072
Dexerials Corp			4		108
Dfds A/S			6		210
Diageo Plc			123		4,474
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Digital Hearts Holdings Co Ltd			7		47
Dino Polska Sa			10		1,138
Diploma Plc			4		160
Disco Corp			15		3,757
Dixon Technologies India Ltd			18		1,447
Dksh Holding Ag			6		409
Dof Group Asa			30		167
Domino'S Pizza Group Plc			29		140
Dowlais Group Plc			105		144
Dr Martens Plc			17		19
Dr Sulaiman Al Habib Medical S			10		724
Dream International Ltd			127		63
Dri Healthcare Trust			19		173
Dsm-Firmenich Ag			27		2,780
Dundee Precious Metals Inc			3		19
Dynapac Co Ltd			1		14
E.Sun Financial Holding Co Ltd			787		661
Eastnine Ab			1		15
Econocom Group Sa/Nv			25		69
Edenred Se			5		315
Eguarantee Inc			8		110
Ehime Bank Ltd/The			3		24
Eiken Chemical Co Ltd			34		412
Einhell Germany Ag			—		59
Eldorado Gold Corp			39		507
Electric Power Development Co			25		404
Elis Sa			7		138
Elite Material Co Ltd			121		1,500
Elm Co			6		1,219
Elmera Group Asa			85		254
Emaar Properties Pjsc			3,159		6,812
Ememory Technology Inc			13		1,040
Emerald Resources Nl			64		131
Emirates Central Cooling Syste			860		389
Enea Ab			5		29
Enerplus Corp			23		357
Engie Sa			637		11,215
Eni Spa			282		4,786
Enn Energy Holdings Ltd			520		3,833
Ensign Energy Services Inc			18		30
Equatorial Energia Sa			549		4,037
Eramet Sa			2		155
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Eri Holdings Co Ltd			5		57
Ermenegildo Zegna Nv			33		377
Ero Copper Corp			26		407
Escorts Kubota Ltd			13		472
Esker Sa			1		238
Eslead Corp			2		41
Esr Group Ltd			1,797		2,486
Essent Group Ltd			49		2,579
Essilorluxottica Sa			30		6,033
Eurofins Scientific Se			7		467
Evertec Inc			6		230
Evolution Ab			87		10,355
Evotec Se			7		174
Evraz Plc			100		104
Exchange Income Corp			8		263
Exedy Corp			4		77
Experian Plc			486		19,823
Expro Group Holdings Nv			41		778
Fabasoft Ag			1		29
Fabrinet			5		959
Fanuc Corp			138		4,060
Faraday Technology Corp			131		1,516
Fcc Co Ltd			24		299
Fd Technologies Plc			13		195
Ferguson Plc			60		11,487
Ferrari Nv			48		16,106
Fidea Holdings Co Ltd			2		24
Filo Corp			17		268
Finecobank Banca Fineco Spa			26		391
Firm Capital Mtg Invt Corp			2		17
Fisher & Paykel Healthcare Cor			13		201
Flatexdegiro Ag			48		598
Fluidra Sa			20		423
Fomento Economico Mexicano Sab			335		6,893
Foraco International S A			10		15
Formula Systems 1985 Ltd			5		326
Fortum Oyj			292		4,208
Foxtons Group Plc			30		18
Fpt Corp			112		443
Fractal Gaming Group Ab			5		17
Frencken Group Ltd			317		324
Fresh Del Monte Produce Inc			15		383
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fsn E-Commerce Ventures Ltd			51		106
F-Tech Inc			6		28
Ftgroup Co Ltd			6		51
Fuchs Petrolub Se Npv (Reg)			15		544
Fuchs Petrolub Se Prf Npv (Reg			5		217
Fuji Corp/Miyagi			2		26
Fuji Seal International Inc			3		42
Fujii Sangyo Corp			1		15
Fujimori Kogyo Co Ltd			2		47
Fukui Computer Holdings Inc			4		64
Fukuoka Financial Group Inc			7		162
Fullcast Holdings Co Ltd			5		71
Funding Circle Holdings Plc			142		73
Fuso Chemical Co Ltd			5		143
Futaba Industrial Co Ltd			13		77
Future Corp			25		317
Fuyao Glass Industry Group Co			62		327
G5 Entertainment Ab			10		152
Galp Energia Sgps Sa			178		2,617
Gambling.Com Group Ltd			1		12
Games Workshop Group Plc			—		30
Gamma Communications Plc			37		526
Gaztransport Et Technigaz Sa			3		400
Gentrack Group Ltd			10		41
Genuit Group Plc			57		295
Genus Plc			12		343
Gestamp Automocion Sa			32		123
Giga Prize Co Ltd			1		13
Gigacloud Technology Inc			33		597
Gilat Satellite Networks Ltd			12		73
Gildan Activewear Inc			163		5,410
Global Dominion Access Sa			17		63
Global Unichip Corp			20		1,108
Globant Sa			4		838
Godrej Properties Ltd			24		577
Gold Road Resources Ltd			93		124
Grupo Aeroportuario Del Centro			48		505
Grupo Aeroportuario Del Surest			9		2,694
Grupo Financiero Banorte Sab D			1,464		14,795
Gvs Spa			31		193
H World Group Ltd			106		356
Haier Smart Home Co Ltd			91		256
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hansol Chemical Co Ltd			15		2,694
Hanwa Co Ltd			20		715
Hapvida Participacoes E Invest			3,936		3,606
Havells India Ltd			27		449
Hdfc Bank Ltd			403		9,364
Hdfc Life Insurance Co Ltd			55		425
Helios Towers Plc			199		226
Henkel Ag & Co Kgaa			94		7,557
Hera Spa			86		282
Hesai Group			2		23
Higashi Twenty One Co Ltd			2		17
Hikari Tsushin Inc			3		420
Hill & Smith Plc			13		314
Hioki Ee Corp			1		39
Hiscox Ltd			25		339
Hitachi Ltd			115		8,274
Hitachi Zosen Corp			44		295
Hoa Phat Group Jsc			320		368
Hodogaya Chemical Co Ltd			3		87
Hoegh Autoliners Asa			2		19
Hoist Finance Ab			26		97
Hongfa Technology Co Ltd			58		227
Horiba Ltd			6		506
Hoya Corp			27		3,339
Hsbc Bank Plc			868		819
Huali Industrial Group Co Ltd			23		168
Huaneng Lancang River Hydropow			532		648
Hypoport Se			1		221
Iberpapel Gestion Sa			1		12
Ibersol Sgps Sa			9		63
Icici Bank Ltd			1,042		24,850
Icon Plc			82		23,209
Idec Corp/Japan			15		313
Idp Education Ltd			16		213
Ifast Corp Ltd			9		58
Ig Port Inc			1		26
Ihi Corp			12		226
I'Ll Inc			4		101
Imcd Nv			4		624
Immunocore Holdings Plc			22		1,476
Impro Precision Industries Ltd			577		178
Indian Hotels Co Ltd			186		981
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Indus Holding Ag			1		34
Info Edge India Ltd			4		228
Infomedia Ltd			30		29
Ing Groep Nv			375		5,604
Inghams Group Ltd			431		1,164
Init Innovation In Traffic Sys			—		17
Inmode Ltd			22		500
Innodisk Corp			42		430
Intact Financial Corp			16		2,520
Integrated Diagnostics Holding			200		71
Intelbras Sa Industria De Tele			45		202
Interglobe Aviation Ltd			18		631
Intermediate Capital Group Plc			36		771
International Container Termin			188		838
International Game Technology			4		108
Interpump Group Spa			2		79
Intesa Sanpaolo Spa			1,731		5,053
Iqe Plc			777		243
Iren Spa			166		361
Italian Sea Group Spa/The			4		35
Itau Unibanco Holding Sa			1,284		8,965
Ituran Location And Control Lt			—		14
Ivanhoe Electric Inc / Us			8		81
Izumi Co Ltd			2		62
Jamieson Wellness Inc			12		278
Janus Henderson Group Plc			63		1,897
Japan Electronic Materials Cor			3		42
Japan Investment Adviser Co Lt			2		17
Japan Transcity Corp			10		41
Jason Furniture Hangzhou Co Lt			66		328
Jeol Ltd			2		95
Jindal Stainless Ltd			39		265
Johnson Service Group Plc			303		547
Jpm -Cw24 Shenzhen Mind			31		1,265
Jsp Corp			3		41
Jtc Plc			37		383
Julius Baer Group Ltd			42		2,349
Justsystems Corp			4		103
Jyp Entertainment Corp			6		492
Kajaria Ceramics Ltd			31		489
Kakaku.Com Inc			39		484
Kamei Corp			5		66
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kanaden Corp			5		58
Kanzhun Ltd			51		841
Kardex Holding Ag			1		246
Kaufman & Broad Sa			1		48
Kaynes Technology India Ltd			14		449
Kbc Group Nv			91		5,877
Kei Industries Ltd			28		1,087
Keller Group Plc			13		140
Kenko Mayonnaise Co Ltd			3		38
Keyence Corp			21		9,188
Keywords Studios Plc			24		508
Kia Corp			52		4,002
Kid Asa			12		133
Kier Group Plc			107		146
Kinaxis Inc			1		165
King Yuan Electronics Co Ltd			36		98
Klabin Sa			105		480
Klingelnberg Ag			1		23
Knaus Tabbert Ag			4		204
Koike Sanso Kogyo Co Ltd			1		38
Koito Manufacturing Co Ltd			9		133
Kokusai Electric Corp			146		3,179
Konica Minolta Inc			216		631
Konoike Transport Co Ltd			6		86
Kontron Ag			13		320
Kose Corp			27		2,055
Kpit Technologies Ltd			74		1,341
Krs Corp			3		18
Kubota Corp			99		1,484
Kudelski Sa			7		10
Kuriyama Holdings Corp			14		86
Kweichow Moutai Co Ltd			15		3,568
Kyocera Corp			289		4,219
Laboratorios Farmaceuticos Rov			8		507
Lac Co Ltd			6		28
Lagardere Sa			1		30
Lancashire Holdings Ltd			21		167
Lassonde Industries Inc			—		40
Lawson Inc			6		308
Lectra			—		17
Leejam Sports Co Jsc			14		754
Legrand Sa			72		7,521
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Leifheit Ag			1		13
Lh Group Ltd			140		16
Li Ning Co Ltd			841		2,250
Life Corp			3		71
Lifull Co Ltd			15		20
Like Inc			3		33
Lime Technologies Ab			—		13
Linamar Corp			2		74
Linde Plc			—		2
Localiza Rent A Car Sa			191		2,488
Lojas Renner Sa			81		291
London Stock Exchange Group Pl			75		8,942
L'Oreal Sa			23		11,794
Lotes Co Ltd			34		1,197
Luceco Plc			108		170
Lucero Energy Corp			345		144
Luzhou Laojiao Co Ltd			28		717
Lvmh Moet Hennessy Louis Vuitt			23		18,486
M&A Capital Partners Co Ltd			2		35
M1 Kliniken Ag			3		40
Macrotech Developers Ltd			68		837
Maezawa Industries Inc			3		22
Mahindra & Mahindra Ltd			43		896
Mandatum Oyj			10		46
Maple Leaf Foods Inc			12		238
Marco Polo Marine Ltd			2,065		80
Marcopolo Sa			194		281
Marimekko Oyj			6		91
Marklines Co Ltd			4		85
Marks & Spencer Group Plc			388		1,346
Masonite International Corp			7		593
Matsui Construction Co Ltd			3		17
Matsukiyococokara & Co			206		3,651
Matsuoka Corp			4		40
Max Healthcare Institute Ltd			109		896
Maxell Ltd			10		106
Mcj Co Ltd			7		54
Mda Ltd			65		565
Me Group International Plc			27		44
Medacta Group Sa			2		272
Mediatek Inc			91		3,016
Medipal Holdings Corp			6		91
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Megachips Corp			6		185
Meidensha Corp			3		50
Meituan			140		1,470
Melexis Nv			—		25
Menicon Co Ltd			7		110
Merck Kgaa			81		13,005
Metawater Co Ltd			16		256
Methanex Corp			8		373
Mfe-Mediaforeurope Nv			4		14
Micronics Japan Co Ltd			4		93
Mitani Sangyo Co Ltd			25		59
Mito Securities Co Ltd			31		91
Mitra Adiperkasa Tbk Pt			3,417		398
Mitsuba Corp			7		51
Mitsubishi Electric Corp			245		3,471
Mitsubishi Kakoki Kaisha Ltd			2		44
Mitsubishi Logisnext Co Ltd			3		34
Mitsui-Soko Holdings Co Ltd			3		101
Miura Co Ltd			7		131
Modec Inc			19		313
Modern Dental Group Ltd			198		109
Montana Aerospace Ag			28		585
Mony Group Plc			21		74
Moon Environment Technology Co			76		145
Moonlake Immunotherapeutics			1		64
Morguard Corp			1		41
Moriroku Holdings Co Ltd			3		50
Morita Holdings Corp			3		33
Morito Co Ltd			7		67
Mota-Engil Sgps Sa			29		125
Motherson Sumi Wiring India Lt			593		440
Motorcycle Holdings Ltd			9		12
Mount Gibson Iron Ltd			434		163
Moury Construct Sa			—		21
Mtu Aero Engines Ag			9		1,998
Multiplan Empreendimentos Imob			94		551
Murakami Corp			3		77
Musashi Seimitsu Industry Co L			11		120
Nachi-Fujikoshi Corp			6		166
Nagarro Se			2		206
Nakanishi Inc			12		194
Navigator Co Sa/The			5		20
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Navigator Holdings Ltd			20		288
Nec Networks & System Integrat			8		139
Nestle India Ltd			4		1,183
Nestle Sa			180		20,815
Net One Systems Co Ltd			19		331
Netease Inc			302		5,434
Netwealth Group Ltd			8		84
New Hope Corp Ltd			135		474
New Hope Service Holdings Ltd			167		25
Nexity Sa			12		216
Nextage Co Ltd			33		601
Nicca Chemical Co Ltd			10		69
Nichia Steel Works Ltd			15		34
Nichirin Co Ltd			3		62
Nifco Inc/Japan			5		118
Nihon Flush Co Ltd			3		22
Nihon Trim Co Ltd			1		19
Nikkiso Co Ltd			5		34
Nippon Ceramic Co Ltd			7		134
Nippon Chemical Industrial Co			2		30
Nippon Information Development			2		22
Nippon Light Metal Holdings Co			10		118
Nippon Sanso Holdings Corp			141		3,788
Nippon Seiki Co Ltd			35		277
Nippon Sharyo Ltd			1		19
Nippon Shinyaku Co Ltd			4		158
Nippon Soda Co Ltd			16		610
Nipro Corp			50		395
Niterra Co Ltd			17		404
Nitori Holdings Co Ltd			29		3,944
Nkt A/S			—		16
Noble Corp Plc			20		949
Nomad Foods Ltd			22		377
Nomura Research Institute Ltd			151		4,402
Nordea Bank Abp			313		3,868
Nordnet Ab Publ			19		322
North Media A/S			5		44
Norva24 Group Ab			78		184
Nova Ljubljanska Banka Dd			76		1,213
Nova Ltd			2		207
Novanta Inc			4		702
Novartis Ag			57		5,721
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Novo Nordisk A/S			285		29,429
Nrj Group			5		43
Nsd Co Ltd			12		229
Nsl Ltd/Singapore			53		32
Ntpc Ltd			699		2,613
Nu Holdings Ltd/Cayman Islands			75		629
Nuvista Energy Ltd			30		251
Obara Group Inc			16		421
Oberoi Realty Ltd			33		581
Obic Business Consultants Co L			4		180
Obrascon Huarte Lain Sa			261		130
Ocean Wilsons Holdings Ltd			2		29
Odfjell Technology Ltd			4		22
Ohba Co Ltd			4		28
Okea Asa			213		558
Okuma Corp			3		115
Olink Holding Ab			26		641
Olympus Corp			257		3,722
Ooh!Media Ltd			179		202
Optim Corp			4		25
Orange Sa			470		5,353
Orion Corp/Republic Of Korea			5		447
Orion Sa			12		346
Oro Co Ltd			2		37
Oxford Nanopore Technologies P			58		155
Page Industries Ltd			1		233
Palram Industries 1990 Ltd			5		54
Parken Sport & Entertainment A			3		65
Patria Investments Ltd			29		443
Pca Corp			2		15
Pdd Holdings Inc			31		4,536
Pernod Ricard Sa			50		8,829
Perrigo Co Plc			6		199
Persimmon Plc			13		236
Persol Holdings Co Ltd			153		263
Petroleo Brasileiro Sa			161		2,574
Pidilite Industries Ltd			15		474
Pilbara Minerals Ltd			93		249
Piovan Spa			1		16
Piquadro Spa			14		33
Pole To Win Holdings Inc			53		182
Polycab India Ltd			22		1,433
Popular Inc			29		2,364
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Pr Times Corp			2		26
Proact It Group Ab			5		48
Prologis Property Mexico Sa De			221		1,050
Prosegur Cia De Seguridad Sa			26		51
Prosus Nv			57		1,713
Prothena Corp Plc			5		194
Proya Cosmetics Co Ltd			53		744
Prudential Plc			242		2,735
Psp Swiss Property Ag			—		35
Puuilo Oyj			61		598
Pwr Holdings Ltd			2		14
Qiagen Nv			78		3,404
Qifu Technology Inc			176		2,790
Qingdao Hiron Commercial Cold			48		104
Quilter Plc Ord Gbp0.08167			74		97
Radcom Ltd			4		35
Radware Ltd			6		105
Raia Drogasil Sa			221		1,337
Rakus Co Ltd			16		289
Ramelius Resources Ltd			121		140
Randstad Nv			27		1,663
Rasa Corp			3		37
Reach Subsea Asa			277		122
Reckitt Benckiser Group Plc			79		5,433
Record Plc			39		35
Recruit Holdings Co Ltd			94		3,968
Redcare Pharmacy Nv			5		753
Redrow Plc			22		173
Regional Sab De Cv			245		2,352
Reitmans (Canada) Ltd			45		81
Reject Shop Ltd/The			9		34
Reliance Industries Ltd			340		16,824
Relx Plc			451		17,879
Remy Cointreau Sa			2		194
Renesas Electronics Corp			253		4,581
Renishaw Plc			5		234
Rentokil Initial Plc			8		243
Resurs Holding Ab			52		123
Retailors Ltd			8		155
Rexel Sa			31		856
Rheon Automatic Machinery Co L			4		38
Richelieu Hardware Ltd			8		294
Rightmove Plc			71		521
Riken Vitamin Co Ltd			3		53
Rio Tinto Plc			47		3,514
Riyadh Cables Group Co			22		531
Roche Holding Ag			66		19,208
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Rolls-Royce Holdings Plc			1,111		4,244
Rotork Plc			139		573
Royal Bam Group Nv			14		38
Royal Unibrew A/S			3		179
Rs Technologies Co Ltd			4		75
Rumo Sa			178		839
Russel Metals Inc			4		126
Ryanair Holdings Plc			82		10,975
Ryohin Keikaku Co Ltd			23		384
Safran Sa			61		10,712
Sakai Moving Service Co Ltd			3		58
Sakata Inx Corp			44		425
Salik Co Pjsc			686		581
Samsung Biologics Co Ltd			3		1,833
Samsung Electronics Co Ltd			667		38,608
Sandvik Ab			345		7,468
Sanko Metal Industrial Co Ltd			2		78
Sankyu Inc			10		397
Sansan Inc			6		73
Sansha Electric Manufacturing			4		36
Santen Pharmaceutical Co Ltd			14		136
Sanwa Holdings Corp			24		366
Sap Se			97		14,969
Sapiens International Corp Nv			36		1,028
Sato Holdings Corp			5		80
Sato Shoji Corp			2		19
Sats Asa			18		27
Saudia Dairy & Foodstuff Co			5		430
Sawai Group Holdings Co Ltd			10		352
Sb Technology Corp			8		135
Scandi Standard Ab			11		64
Scandic Hotels Group Ab			10		45
Scandinavian Tobacco Group A/S			1		25
Schneider Electric Se			95		19,156
Schoeller-Bleckmann Oilfield E			5		255
Schott Pharma Ag & Co Kgaa			9		347
Scout24 Se			3		232
Screen Holdings Co Ltd			7		622
Scroll Corp			9		60
Sega Sammy Holdings Inc			20		275
Seibu Giken Co Ltd			4		46
Seiko Group Corp			5		88
Sendas Distribuidora S/A			1,070		2,979
Sensata Technologies Holding P			12		447
Sensirion Holding Ag			2		164
Serica Energy Plc			61		179
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Service Stream Ltd			875		561
Seven & I Holdings Co Ltd			79		3,152
Seven Group Holdings Ltd			23		570
Severfield Plc			137		112
Sfs Group Ag			1		91
Shandong Pharmaceutical Glass			56		203
Shandong Weigao Group Medical			271		265
Shenzhen Inovance Technology C			54		482
Shenzhen Megmeet Electrical Co			76		263
Shenzhen Mindray Bio-Medical E			5		213
Shepherd Neame Ltd			1		13
Shibaura Electronics Co Ltd			1		45
Shibaura Machine Co Ltd			1		25
Shift Inc			—		97
Shimadzu Corp			105		2,949
Shimamura Co Ltd			1		70
Shimojima Co Ltd			2		19
Shin Maint Holdings Co Ltd			6		59
Shin-Etsu Chemical Co Ltd			72		3,018
Ship Healthcare Holdings Inc			1		19
Shopify Inc			10		773
Siemens Healthineers Ag			96		5,556
Sika Ag			10		3,296
Siltronic Ag			5		454
Sinbon Electronics Co Ltd			55		539
Sinko Industries Ltd			2		46
Siteminder Ltd			51		180
Sitoy Group Holdings Ltd			155		17
Sk Hynix Inc			73		8,018
Skan Group Ag			1		134
Sligro Food Group Nv			3		57
Smartgroup Corp Ltd			34		206
Smc Corp			9		4,600
Smk Corp			1		21
Sms Co Ltd			11		235
Snc-Lavalin Group Inc			11		363
Societe Pour L'Informatique In			6		435
Socionext Inc			4		69
Softcat Plc			23		394
Softcreate Holdings Corp			6		71
Sohgo Security Services Co Ltd			69		397
Sonova Holding Ag			10		3,249
Sony Group Corp			57		5,407
Sophia Genetics Sa			49		231
Sparekassen Sjaelland-Fyn A/S			1		28
Spie Sa			29		893
Spin Master Corp			10		273
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Spirax Group Plc			4		478
Ssab Ab			38		292
Stanley Electric Co Ltd			5		86
Stanmore Resources Ltd			97		264
Star Mica Holdings Co Ltd			5		22
Starhill Global Reit			634		252
Step Energy Services Ltd			12		36
Steris Plc			44		9,602
Sto Se & Co Kgaa			—		46
Storagevault Canada Inc			88		349
Stroeer Se & Co Kgaa			2		107
Subsea 7 Sa			25		358
Sumitomo Riko Co Ltd			16		121
Sumitomo Seika Chemicals Co Lt			7		233
Sun Inc			18		125
Suncor Energy Inc			306		9,827
Supcon Technology Co Ltd			15		94
Suzuken Co Ltd/Aichi Japan			10		332
Suzuki Motor Corp			90		3,868
Syncona Ltd			96		151
System Support Inc			2		28
Tadano Ltd			4		36
Taiheiyo Cement Corp			25		513
Taikisha Ltd			1		40
Taiwan Semiconductor Manufactu			1,332		52,484
Takamatsu Construction Group C			2		47
Takeuchi Manufacturing Co Ltd			17		501
Takuma Co Ltd			15		193
Tamar Petroleum Ltd			16		74
Tanseisha Co Ltd			18		113
Tata Consultancy Services Ltd			58		2,645
Tata Consumer Products Ltd			60		781
Tata Motors Ltd			104		972
Tatton Asset Management Plc			4		28
Tbs Holdings Inc			6		132
Teamlease Services Ltd			6		220
Teamviewer Se			58		894
Tecan Group Ag			1		287
Techmatrix Corp			18		222
Technipfmc Plc			11		215
Technogym Spa			7		67
Technoprobe Spa			28		267
Tecsys Inc			2		37
Teekay Tankers Ltd			37		1,863
Telkom Indonesia Persero Tbk P			198		5,090
Temairazu Inc			4		85
Tenaris Sa			39		1,369
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tencent Holdings Ltd			499		18,749
Terasaki Electric Co Ltd			2		20
Terumo Corp			104		3,424
Tesco Plc			854		3,163
Tgs Asa			38		495
Thales Sa			50		7,351
Thomson Reuters Corporation			60		8,824
Thyssenkrupp Ag			50		348
Tikehau Capital Sca			12		266
Tinc Comm Va			2		32
Titagarh Rail System Ltd			63		791
Titan Co Ltd			38		1,656
Tkc Corp			4		119
Tocalo Co Ltd			10		102
Tokai Carbon Co Ltd			32		233
Tokyo Century Corp			19		209
Tokyo Seimitsu Co Ltd			4		250
Tokyo Tatemono Co Ltd			33		490
Tomato Bank Ltd			3		25
Tomoku Co Ltd			6		86
Tomy Co Ltd			8		133
Topy Industries Ltd			2		42
Toronto Dominion Bank			61		3,935
Torrent Pharmaceuticals Ltd			8		207
Toshiba Tec Corp			7		137
Totvs Sa			157		1,089
Towa Bank Ltd/The			8		34
Toyo Engineering Corp			18		97
Toyo Tire Corp			28		475
Toyota Boshoku Corp			21		332
Transat A T Inc			50		141
Transocean Ltd			23		144
Trelleborg Ab			13		427
Trent Ltd			36		1,324
Tricon Residential Inc			192		1,747
Trip.Com Group Ltd			19		677
Tripod Technology Corp			127		808
Trivago Nv			8		19
Trusco Nakayama Corp			20		348
Trustpilot Group Plc			84		159
Tsingtao Brewery Co Ltd			46		306
Tsutsumi Jewelry Co Ltd			1		20
Tube Investments Of India Ltd			19		829
Tvs Motor Co Ltd			27		656
Ubicom Holdings Inc			4		45
Ubisoft Entertainment Sa			1		34
Ubs Group Ag			521		16,160
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Unicredit Spa			106		2,884
Unilever Plc			74		3,604
Unimicron Technology Corp			1,003		5,753
Union Tool Co			4		106
Unipol Gruppo Spa			102		583
Unipres Corp			5		35
Unitronics			6		49
Uno Minda Ltd			124		1,025
User Local Inc			4		53
Valaris Ltd			23		1,598
Valmet Oyj			9		266
Valuecommerce Co Ltd			7		76
Vamos Locacao De Caminhoes Maq			1,754		3,636
Van Lanschot Kempen Nv			7		229
Varun Beverages Ltd			148		2,203
Vicat Saca			5		190
Victrex Plc			22		423
Viking Line Abp			1		14
Vinci Partners Investments Ltd			37		403
Virbac Saca			1		332
Vision Inc/Tokyo Japan			6		54
Vista Energy Sab De Cv			100		2,958
Viva Energy Group Ltd			657		1,565
Voltronic Power Technology Cor			9		503
Vonovia Se			126		3,981
Vz Holding Ag			8		952
Wacom Co Ltd			14		64
Walkme Ltd			2		19
Wal-Mart De Mexico Sab De Cv			364		1,534
Warom Technology Inc Co			63		178
Waste Connections Inc			56		8,420
Watches Of Switzerland Group P			42		377
Wdi Corp			1		15
Weatherford International Plc			19		1,937
Weg Sa			111		840
Weir Group Plc/The			14		342
Wesdome Gold Mines Ltd			43		249
West African Resources Ltd			127		82
White Mountains Insurance Grou			1		988
Wiwynn Corp			23		1,356
Wix.Com Ltd			9		1,148
Wpp Plc			298		2,865
Wuliangye Yibin Co Ltd			24		470
Wus Printed Circuit Kunshan Co			33		$104
Wuxi Apptec Co Ltd			84		865
Wuxi Biologics Cayman Inc			327		1,241
X-Fab Silicon Foundries Se			19		215
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Xin Point Holdings Ltd			169		60
Xps Pensions Group Plc			29		85
Yamabiko Corp			6		66
Yamagata Bank Ltd/The			4		29
Yangzijiang Financial Holding			2,373		585
Yangzijiang Shipbuilding Holdi			1,332		1,504
Yantai Jereh Oilfield Services			75		299
Yellow Hat Ltd			24		305
Yokowo Co Ltd			19		191
Yossix Holdings Co Ltd			3		54
Yougov Plc			54		812
Ypf Sa			221		3,806
Yto Express Group Co Ltd			65		113
Yunnan Aluminium Co Ltd			96		165
Yutaka Giken Co Ltd			2		36
Zalando Se			233		5,517
Zealand Pharma A/S			8		447
Zenitaka Corp/The			1		25
Zenkoku Hosho Co Ltd			9		354
Zeria Pharmaceutical Co Ltd			2		34
Zero Co Ltd			4		37
Zhangzhou Pientzehuang Pharmac			19		633
Zhejiang Dingli Machinery Co L			27		191
Zigexn Co Ltd			17		63
Zijin Mining Group Co Ltd			619		1,008
Zomato Ltd			272		404
Zotefoams Plc			4		16
Zozo Inc			209		4,697
Zurich Insurance Group Ag			11		5,651
Total Non-U.S. equities					$1,549,092

Mutual funds and other registered investment companies
Blackrock Instl Trr Co N A Inv			1,041		$12,796
Blckrck Cash-Trsry-Inst			2,444,159		2,444,159
Blckrck Hi Yld Bnd Fund-K			25,942		182,893
Dimensional Emrg Mrkts Ii			10,579		183,020
Fidelity Adv Ttl Bnd-Z			6,736		64,530
Pgim High Yield-R6			19,345		91,696
Pimco Income Fund-Ins			3,008		31,945
T Rowe Pr Inst Hi Yld-Inst			23,346		183,034
Total mutual funds and other registered investment companies					$3,194,073

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
1-3 Year Credit Bond Index Fund			1,443		$19,309
Asset-Backed Securities Index Fund			1,796		68,597
Commercial Mortgage-Backed Securities Index Fund			855		26,815
GOV1-3A (#101089)			518		65,418
Intermediate Government Bond Index Fund			753		34,270
Intermediate Term Credit Bond Index Fund			2,077		128,782
Mortgage-Backed Securities (MBS) Index Fund			1,639		85,787
Total Voya Retirement Ins & Annuity Co 60266					$428,978

Prudential GA-62194
Treasury Note	2.88%	5/15/2028	167		$161
Treasury Note	3.13%	11/15/2028	4,985		4,842
Treasury Note	2.00%	8/15/2025	4,326		4,196
Treasury Note	2.13%	5/15/2025	2,683		2,605
Treasury Note	0.38%	4/30/2025	12,570		11,904
Treasury Note	0.50%	10/31/2027	6,359		5,601
Treasury Note	0.38%	1/31/2026	2,442		2,259
Treasury Note	0.75%	4/30/2026	16,766		15,537
Treasury Note	0.75%	5/31/2026	14,687		13,572
Treasury Note	0.88%	6/30/2026	4,874		4,529
Treasury Note	1.25%	11/30/2026	8,717		8,072
Treasury Note	1.50%	11/30/2028	1,699		1,523
Treasury Note	1.75%	3/15/2025	538		523
Treasury Note	2.88%	5/15/2032	9,497		8,853
Treasury Note	2.75%	5/31/2029	11,567		10,965
Treasury Note	2.75%	7/31/2027	6,406		6,227
Treasury Note	3.13%	8/31/2029	10,602		10,310
Treasury Note	4.13%	11/15/2032	3,593		3,679
Treasury Note	4.25%	12/31/2024	3,602		3,669
Treasury Note	4.25%	5/31/2025	4,341		4,341
Treasury Note	4.75%	7/31/2025	7,585		7,771
Treasury Note	4.38%	8/15/2026	4,150		4,248
Treasury Note	4.63%	10/15/2026	1,021		1,047
Treasury Note	4.50%	11/15/2033	2,917		3,086
Treasury Note	4.63%	11/15/2026	3,039		3,107
Treasury Note	4.38%	11/30/2030	4,818		4,982
Treasury Note	4.38%	11/30/2028	1,919		1,973
Treasury Note	3.75%	12/31/2030	928		922
Treasury Note	3.75%	12/31/2028	464		463
Fhlb	1.75%	6/20/2031	130		108
Ffcb	1.48%	11/26/2032	111		87
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ffcb	1.57%	9/23/2030	576		485
Ffcb	1.77%	2/4/2031	167		141
Fhlmc	6.75%	3/15/2031	678		804
Fhlmc	1.22%	8/19/2030	251		206
Fnma	6.63%	11/15/2030	483		560
Fnma	0.50%	6/17/2025	826		780
Fnma	0.88%	8/5/2030	37		30
Fnma	—%	3/17/2031	149		108
Pefco	3.55%	1/15/2024	269		273
Pefco	1.40%	7/15/2028	1,875		1,683
Tva	1.50%	9/15/2031	121		99
Fgold 30Yr Giant	5.50%	1/1/2035	35		36
Fgold 30Yr Giant	4.50%	6/1/2039	43		43
Fgold 30Yr Giant	4.00%	11/1/2039	146		142
Fgold 30Yr Giant	4.50%	12/1/2039	82		82
Fgold 30Yr Giant	5.50%	1/1/2040	44		46
Fgold 30Yr Giant	4.00%	12/1/2040	110		107
Fgold 30Yr Giant	4.00%	12/1/2040	127		124
Fgold 30Yr Giant	4.00%	2/1/2041	246		240
Fgold 30Yr Giant	4.50%	4/1/2041	325		326
Fgold 30Yr Giant	3.00%	6/1/2042	155		142
Fgold 30Yr Giant	3.50%	9/1/2042	248		236
Fgold 15Yr Giant	3.00%	1/1/2032	272		261
Fgold 15Yr Giant	2.00%	1/1/2032	164		154
Fgold 30Yr Giant	3.50%	7/1/2047	291		273
Fgold 30Yr Giant	4.00%	8/1/2047	145		140
Fgold 30Yr Giant	4.50%	8/1/2047	158		157
Fgold 30Yr Giant	3.50%	10/1/2047	149		139
Fgold 30Yr Giant	3.50%	1/1/2048	175		164
Fgold 30Yr Giant	5.50%	6/1/2038	210		218
Fgold 30Yr Giant	4.50%	10/1/2039	180		181
Fgold 30Yr Giant	4.50%	11/1/2039	35		35
Fgold 30Yr Giant	3.50%	5/1/2045	407		383
Fgold 30Yr Giant	4.00%	11/1/2045	253		245
Fgold 30Yr Giant	3.50%	12/1/2045	629		592
Fgold 30Yr Giant	4.00%	12/1/2046	203		197
Fgold 30Yr Giant	3.00%	1/1/2047	383		347
Fgold 30Yr Giant	3.00%	2/1/2047	845		766
Fgold 15Yr Giant	2.50%	12/1/2031	116		110
Fgold 20Yr	3.00%	1/1/2037	139		131
Fgold 20Yr	3.50%	11/1/2037	111		107
Fgold 20Yr	3.00%	12/1/2037	99		94
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 15Yr	4.00%	6/1/2026	26		26
Fgold 15Yr	4.00%	7/1/2026	28		28
Fgold 30Yr	3.00%	12/1/2042	326		298
Fgold 30Yr	3.00%	10/1/2042	191		175
Fgold 30Yr	3.00%	1/1/2043	563		515
Fgold 30Yr	4.00%	11/1/2040	97		95
Fgold 30Yr	4.00%	12/1/2040	300		293
Fgold 15Yr	2.50%	8/1/2028	77		74
Fgold 15Yr	3.00%	8/1/2029	122		118
Fgold 15Yr	2.50%	4/1/2031	156		148
Fgold 15Yr	2.50%	7/1/2031	122		116
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	99		87
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	28		27
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	194		192
Fhlmc 15Yr Umbs Super	1.50%	9/1/2036	1,000		874
Fhlmc 15Yr Umbs Super	1.50%	1/1/2037	195		170
Fhlmc 15Yr Umbs Super	4.00%	11/1/2037	962		946
Fhlmc 30Yr Umbs Super	3.00%	2/1/2050	1,739		1,562
Fhlmc 30Yr Umbs Super	2.00%	9/1/2050	707		583
Fhlmc 30Yr Umbs Super	2.00%	2/1/2051	1,711		1,408
Fhlmc 30Yr Umbs Super	1.50%	11/1/2050	689		539
Fhlmc 30Yr Umbs Super	2.00%	12/1/2050	2,796		2,303
Fhlmc 30Yr Umbs Super	2.00%	3/1/2051	772		635
Fhlmc 30Yr Umbs Super	2.00%	4/1/2051	745		612
Fhlmc 30Yr Umbs Super	2.50%	4/1/2051	2,871		2,463
Fhlmc 30Yr Umbs Super	2.00%	5/1/2051	824		677
Fhlmc 30Yr Umbs Super	2.50%	9/1/2051	832		712
Fhlmc 30Yr Umbs Super	5.50%	11/1/2052	2,881		2,912
Fhlmc 30Yr Umbs Super	6.00%	4/1/2053	927		946
Fgold 30Yr	5.00%	8/1/2041	256		262
Fgold 30Yr	5.00%	7/1/2041	26		26
Fhlmc Gold 30Yr	2.50%	1/1/2043	247		220
Fhlmc Gold 30Yr	3.00%	2/1/2043	454		415
Fhlmc Gold 30Yr	3.50%	9/1/2043	351		332
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	204		197
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	307		297
Fhlmc Gold 30Yr	3.50%	12/1/2046	149		141
Fhlmc Gold 30Yr	4.50%	7/1/2047	84		83
Fhlmc Gold 30Yr	4.00%	1/1/2048	258		250
Fhlmc 30Yr Umbs	3.00%	1/1/2050	353		317
Fhlmc 30Yr Umbs	2.50%	10/1/2051	3,463		2,996
Fhlmc 20Yr Umbs	2.00%	6/1/2040	632		547
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc 20Yr Umbs	4.50%	10/1/2042	545		539
Fnma 30Yr	5.50%	5/1/2037	49		51
Fnma 30Yr	5.50%	6/1/2033	65		67
Fnma 30Yr	5.50%	10/1/2033	82		84
Fnma 30Yr	4.00%	12/1/2040	178		174
Fnma 30Yr	4.00%	1/1/2041	216		211
Fnma 30Yr	4.50%	2/1/2041	483		485
Fnma 30Yr	4.00%	2/1/2041	99		96
Fnma 30Yr	4.00%	1/1/2042	263		256
Fnma 30Yr	3.00%	10/1/2043	39		36
Fnma 30Yr	5.00%	12/1/2034	155		157
Fnma 15Yr	3.00%	5/1/2027	128		125
Fnma 30Yr	4.50%	5/1/2039	56		57
Fnma 30Yr	3.50%	8/1/2042	414		394
Fnma 30Yr	3.50%	5/1/2042	685		648
Fnma 30Yr	3.00%	12/1/2042	243		222
Fnma 30Yr	3.00%	1/1/2043	455		415
Fnma 30Yr	3.00%	2/1/2043	581		532
Fnma 30Yr	3.00%	7/1/2043	251		230
Fnma 30Yr	3.50%	3/1/2043	381		364
Fnma 30Yr	3.00%	10/1/2043	124		114
Fnma 15Yr	3.00%	8/1/2028	138		133
Fnma 30Yr	4.00%	9/1/2044	163		159
Fnma 30Yr	4.00%	7/1/2045	137		132
Fnma 30Yr	3.50%	5/1/2045	428		405
Fnma 30Yr	3.50%	6/1/2045	542		509
Fnma 15Yr	3.00%	12/1/2030	115		110
Fnma 30Yr	4.00%	12/1/2045	213		206
Fnma 30Yr	3.50%	4/1/2046	228		214
Fnma 30Yr	4.00%	7/1/2046	49		47
Fnma 15Yr	2.00%	8/1/2031	190		177
Fnma 30Yr	2.50%	9/1/2046	302		265
Fnma 20Yr	3.00%	11/1/2036	342		321
Fnma 30Yr	3.00%	11/1/2046	334		303
Fnma 30Yr	3.00%	12/1/2046	97		88
Fnma 30Yr	3.50%	12/1/2046	421		396
Fnma 30Yr	3.00%	1/1/2047	1,053		954
Fnma 30Yr	4.00%	2/1/2047	410		397
Fnma 15Yr	2.50%	7/1/2028	83		80
Fnma 30Yr	3.00%	9/1/2043	92		85
Fnma 15Yr	2.50%	8/1/2028	99		96
Fnma 15Yr	2.50%	8/1/2028	10		9
Fnma 15Yr	3.00%	11/1/2028	80		78
Fnma 30Yr	4.00%	10/1/2043	74		72
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 15Yr	2.50%	2/1/2029	54		52
Fnma 15Yr	2.50%	7/1/2030	73		69
Fnma 30Yr	5.50%	4/1/2034	72		74
Fnma 30Yr	5.00%	4/1/2034	328		333
Fnma 30Yr	5.50%	9/1/2034	70		72
Fnma 30Yr	5.00%	7/1/2035	99		101
Fnma 30Yr	5.50%	2/1/2035	118		122
Fnma 30Yr	3.00%	10/1/2046	512		464
Fnma 30Yr	3.50%	9/1/2047	296		279
Fnma 15Yr	3.50%	12/1/2030	57		55
Fnma 30Yr	4.00%	1/1/2048	171		166
Fnma 30Yr	4.50%	11/1/2048	110		109
Fnma 30Yr Umbs	3.00%	2/1/2050	438		393
Fnma 30Yr Umbs	3.00%	6/1/2050	524		469
Fnma 30Yr Umbs	2.50%	8/1/2050	2,427		2,086
Fnma 30Yr Umbs	2.00%	12/1/2050	554		461
Fnma 30Yr	3.50%	8/1/2048	121		113
Fnma 30Yr Umbs Super	3.50%	11/1/2048	538		503
Fnma 30Yr Umbs Super	2.50%	4/1/2051	1,224		1,061
Fnma 30Yr Umbs Super	3.00%	7/1/2050	651		586
Fnma 30Yr Umbs Super	3.00%	3/1/2052	1,545		1,386
Fnma 30Yr Umbs Super	2.50%	5/1/2052	822		709
Fnma 30Yr	6.50%	12/1/2037	47		50
Fnma 30Yr	6.00%	5/1/2038	203		215
Fnma 30Yr	4.00%	9/1/2040	104		101
Fnma 30Yr	5.50%	3/1/2038	81		84
Fnma 30Yr	4.00%	3/1/2039	34		33
Fnma 30Yr	4.50%	2/1/2041	459		461
Fnma 30Yr	4.50%	3/1/2041	146		146
Fnma 30Yr	3.50%	5/1/2042	394		376
Fnma 30Yr	3.50%	9/1/2042	153		145
Fnma 30Yr	3.50%	6/1/2042	1,452		1,373
Fnma 30Yr	3.00%	10/1/2042	211		193
Fnma 30Yr	3.50%	11/1/2042	523		494
Fnma 30Yr	3.00%	12/1/2042	409		374
Fnma 30Yr	3.00%	1/1/2043	114		104
Fnma 30Yr	3.00%	1/1/2043	333		304
Fnma 30Yr	3.00%	1/1/2043	359		328
Fnma 30Yr	3.00%	3/1/2043	550		504
Fnma 30Yr	4.50%	9/1/2039	57		57
Fnma 20Yr	4.50%	6/1/2031	95		95
Fnma 30Yr	3.50%	1/1/2046	177		166
Fnma 30Yr	4.50%	12/1/2048	70		69
Fnma 30Yr	3.00%	11/1/2046	314		284
Fnma 30Yr	3.00%	1/1/2047	400		363
Fnma 30Yr	3.50%	8/1/2047	211		198
Fnma 30Yr	4.00%	10/1/2047	654		633
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	11/1/2047	529		495
Fnma 30Yr	4.50%	3/1/2048	98		97
Fnma 30Yr	4.00%	2/1/2048	146		142
Fnma 30Yr	4.00%	4/1/2048	297		287
Fnma 15Yr	3.50%	3/1/2033	81		79
Fnma 15Yr	3.50%	5/1/2033	195		190
Fnma 15Yr Umbs	2.00%	7/1/2036	419		377
Fnma 30Yr Umbs	2.50%	11/1/2051	3,358		2,874
Fnma 30Yr Umbs	3.00%	11/1/2051	798		709
Fnma 20Yr Umbs	2.00%	8/1/2040	721		623
Fnma 30Yr Umbs	1.50%	9/1/2050	1,536		1,203
Fnma 30Yr Umbs	2.00%	9/1/2050	1,468		1,211
Fnma 30Yr Umbs	2.50%	9/1/2050	2,134		1,834
Fnma 30Yr Umbs	1.50%	10/1/2050	131		103
Fnma 30Yr Umbs	2.00%	10/1/2050	1,356		1,118
Fnma 30Yr Umbs	2.50%	10/1/2050	3,549		3,050
Fnma 30Yr Umbs	2.00%	11/1/2050	3,601		2,967
Fnma 20Yr Umbs	2.00%	1/1/2041	2,077		1,791
Fnma 30Yr Umbs	1.50%	1/1/2051	1,572		1,230
Fnma 30Yr Umbs	2.00%	1/1/2051	705		580
Fnma 30Yr Umbs	1.50%	12/1/2050	3,915		3,064
Fnma 30Yr Umbs	2.00%	2/1/2051	3,065		2,522
Fnma 30Yr Umbs	2.00%	3/1/2051	1,542		1,266
Fnma 15Yr Umbs	2.00%	5/1/2036	1,312		1,182
Fnma 20Yr Umbs	2.00%	5/1/2041	4,636		3,999
Fnma 20Yr Umbs	2.50%	5/1/2041	1,453		1,294
Fnma 30Yr Umbs	2.50%	4/1/2051	3,301		2,831
Fnma 30Yr Umbs	2.00%	5/1/2051	2,553		2,096
Fnma 15Yr Umbs	2.50%	6/1/2036	807		747
Fnma 30Yr Umbs	5.00%	7/1/2052	840		835
Fnma 15Yr Umbs	4.00%	7/1/2037	605		596
Fnma 30Yr Umbs	5.50%	11/1/2052	1,286		1,300
Fnma 30Yr Umbs	6.00%	12/1/2052	853		872
Fnma 15Yr Umbs	5.50%	1/1/2038	443		451
Fnma 30Yr	4.00%	7/1/2040	54		52
Fnma 30Yr	3.50%	6/1/2039	108		102
Fnma 30Yr	4.00%	10/1/2040	42		41
Gnma 30Yr	3.50%	1/15/2042	219		209
Gnma 30Yr	3.00%	11/15/2042	340		314
Gnma2 30Yr	4.00%	4/20/2042	67		66
Gnma2 30Yr	3.00%	8/20/2042	128		118
Gnma2 30Yr	3.50%	8/20/2042	382		364
Gnma2 30Yr	3.00%	9/20/2042	266		246
Gnma2 30Yr	3.50%	9/20/2042	310		295
Gnma2 30Yr	3.50%	10/20/2042	308		294
Gnma2 30Yr	3.00%	12/20/2042	136		126
Gnma2 30Yr	3.00%	1/20/2043	189		175
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	3.50%	5/20/2043	396		377
Gnma2 30Yr	4.50%	6/20/2044	203		203
Gnma2 30Yr	3.50%	10/20/2044	317		301
Gnma2 30Yr	4.00%	10/20/2044	237		232
Gnma2 30Yr	3.00%	12/20/2044	74		69
Gnma2 30Yr	3.50%	4/20/2046	210		199
Gnma2 30Yr	3.50%	4/20/2045	362		343
Gnma2 30Yr	3.50%	6/20/2045	146		138
Gnma2 30Yr	3.00%	8/20/2045	186		172
Gnma2 30Yr	3.00%	9/20/2045	178		164
Gnma2 30Yr	4.00%	12/20/2045	389		380
Gnma2 30Yr	3.00%	5/20/2046	246		227
Gnma2 30Yr	4.00%	5/20/2046	189		184
Gnma2 30Yr	3.00%	7/20/2046	560		517
Gnma2 30Yr	3.50%	7/20/2046	161		152
Gnma2 30Yr	3.50%	8/20/2046	184		174
Gnma2 30Yr	3.50%	9/20/2046	191		181
Gnma2 30Yr	3.00%	10/20/2046	475		438
Gnma2 30Yr	4.00%	10/20/2046	75		73
Gnma2 30Yr	3.50%	11/20/2046	60		57
Gnma2 30Yr	4.00%	11/20/2046	89		87
Gnma2 30Yr	2.50%	12/20/2046	126		112
Gnma2 30Yr	3.50%	12/20/2046	661		626
Gnma2 30Yr	4.00%	3/20/2047	182		177
Gnma2 30Yr	3.50%	8/20/2048	108		102
Gnma2 30Yr	3.50%	7/20/2047	240		227
Gnma2 30Yr	4.00%	8/20/2047	233		226
Gnma2 30Yr	3.50%	8/20/2047	167		158
Gnma2 30Yr	4.00%	9/20/2047	271		263
Gnma2 30Yr	3.50%	11/20/2047	448		424
Gnma2 30Yr	4.00%	12/20/2047	115		112
Gnma2 30Yr	3.00%	1/20/2048	216		199
Gnma2 30Yr	4.00%	1/20/2048	166		161
Gnma2 30Yr	4.50%	1/20/2048	109		108
Gnma2 30Yr	4.50%	2/20/2048	103		102
Gnma2 30Yr	3.00%	10/20/2049	77		71
Gnma2 30Yr	3.50%	12/20/2048	245		232
Gnma2 30Yr	3.00%	7/20/2049	246		225
Gnma2 30Yr	3.00%	9/20/2049	275		253
Gnma 30Yr	3.00%	12/20/2049	335		306
Gnma2 30Yr	3.50%	12/20/2049	173		163
Gnma2 30Yr	2.00%	3/20/2051	664		564
Gnma2 30Yr	2.50%	3/20/2051	3,692		3,251
Gnma2 30Yr	2.50%	5/20/2051	1,901		1,672
Gnma2 30Yr	3.00%	6/20/2051	522		476
Gnma2 30Yr	2.00%	7/20/2051	761		645
Gnma2 30Yr	3.00%	7/20/2051	1,775		1,616
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	2.50%	8/20/2051	851		747
Gnma2 30Yr	2.00%	9/20/2051	1,877		1,592
Gnma2 30Yr	4.50%	7/20/2052	1,095		1,073
Gnma2 30Yr	4.50%	8/20/2052	884		867
Gnma 30Yr	3.50%	5/15/2043	114		109
Gnma 30Yr	3.00%	3/15/2043	157		145
Gnma2 15Yr	3.00%	3/20/2027	31		30
Gnma2 30Yr	5.00%	8/20/2039	42		43
Gnma2 30Yr	4.50%	5/20/2040	162		163
Gnma2 30Yr	4.50%	7/20/2040	102		103
Gnma2 30Yr	4.00%	9/20/2040	121		119
Gnma2 30Yr	4.00%	10/20/2040	192		188
Gnma2 30Yr	4.50%	10/20/2040	119		120
Gnma2 30Yr	4.50%	12/20/2040	176		176
Gnma2 30Yr	4.00%	2/20/2041	43		42
Gnma2 30Yr	4.00%	1/20/2041	78		77
Gnma2 30Yr	4.00%	3/20/2041	126		123
Gnma2 30Yr	5.00%	4/20/2041	150		153
Gnma2 30Yr	4.50%	8/20/2041	151		152
Gnma2 30Yr	4.50%	7/20/2041	49		50
Gnma 30Yr	4.50%	11/15/2039	68		68
Gnma 30Yr	4.50%	4/15/2040	153		153
Gnma 30Yr	5.00%	5/15/2035	58		59
Gnma 30Yr Platinum	5.00%	7/15/2039	79		81
Gnma 30Yr	5.50%	4/15/2038	26		26
Gnma 30Yr	5.50%	6/15/2038	135		140
Umbs 30Yr Tba(Reg A)	5.00%	1/16/2024	928		921
Chait_23-A2	5.08%	9/15/2030	928		952
Bbcms_20-C8	1.62%	10/15/2053	1,578		1,372
Bank_21-Bn37	2.37%	11/15/2064	1,114		923
Bank_19-Bn22	2.73%	11/15/2062	882		779
Bank_21-Bn31	1.77%	2/15/2054	1,857		1,516
Bbcms_19-C4	2.66%	8/15/2052	1,114		1,013
Bmark_20-B17	2.04%	3/15/2053	2,228		1,847
Bmark_20-B18	1.67%	7/15/2053	1,300		1,063
Comm_15-Pc1	3.62%	7/10/2050	239		236
Comm_15-Cr25	3.51%	8/10/2048	852		830
Comm_16-Dc2	3.50%	2/10/2049	897		870
Comm_16-Dc2	3.77%	2/10/2049	1,300		1,257
Csail_15-C3	3.45%	8/15/2048	805		788
Csail_16-C5	3.76%	11/15/2048	687		665
Csail_16-C7	3.21%	11/15/2049	896		858
Dbjpm_17-C6	3.27%	6/10/2050	263		257
Cgcmt_15-Gc33	3.52%	9/10/2058	373		362
Jpmbb_15-C30	3.55%	7/15/2048	945		912
Jpmcc_19-Cor4	3.76%	3/10/2052	1,485		1,403
Msbam_15-C23	3.45%	7/15/2050	1,775		1,731
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Msbam_15-C24	3.73%	5/15/2048	1,857		1,802
	Msbam_15-C25	3.37%	10/15/2048	1,300		1,261
	Ubscm_18-C8	3.72%	2/15/2051	1,486		1,413
	Ubscm_19-C17	2.67%	10/15/2052	464		408
	Ubscm_18-C13	4.07%	10/15/2051	1,402		1,362
	Wfcm_16-C37	3.79%	12/15/2049	1,123		1,080
	Elevance Hlth Inc	3.65%	12/1/2027	176		172
	Elevance Hlth Inc	4.10%	3/1/2028	223		222
	Elevance Hlth Inc	2.25%	5/15/2030	362		315
	Arch Cap Fin Llc	4.01%	12/15/2026	46		45
	Banco Santander Sa	3.80%	2/23/2028	743		712
	Bank Of Amer Corp	4.00%	1/22/2025	334		336
	Bank Of Amer Corp	3.95%	4/21/2025	761		754
	Bank Of Amer Corp	3.97%	3/5/2029	483		468
	Bank Of Amer Corp	3.97%	2/7/2030	464		448
	Bank Of Amer Corp	2.50%	2/13/2031	1,903		1,655
	Bank Of Amer Corp	2.69%	4/22/2032	186		158
*	Bank of NY Mellon Corp	1.60%	4/24/2025	167		161
	Barclays Plc	2.28%	11/24/2027	696		641
	Broadstone Net Lease Inc	2.60%	9/15/2031	362		284
	Corebridge Finl Inc	3.90%	4/5/2032	706		646
	Cubesmart Lp	2.25%	12/15/2028	158		139
	Deutsche Bk Ny	6.72%	1/18/2029	306		331
	Deutsche Bk Ny	6.82%	11/20/2029	557		591
	Fairfax Finl Hldgs Ltd	5.63%	8/16/2032	306		313
	Goldman Sachs Grp Inc	1.99%	1/27/2032	585		479
	Goldman Sachs Grp Inc	2.62%	4/22/2032	288		243
	Goldman Sachs Grp Inc	1.54%	9/10/2027	873		796
	Hsbc Hldgs Plc	4.58%	6/19/2029	678		659
	Healthpeak Op Llc	3.00%	1/15/2030	223		202
	Huntington Bancshares Inc	6.21%	8/21/2029	650		685
	Jpmorgan Chase & Co	3.51%	1/23/2029	1,959		1,887
	Jpmorgan Chase & Co	4.45%	12/5/2029	279		274
	Jpmorgan Chase & Co	2.74%	10/15/2030	631		565
	Jpmorgan Chase & Co	2.58%	4/22/2032	1,086		926
	Kimco Realty Op Llc	1.90%	3/1/2028	557		495
	Lincoln Natl Corp	3.05%	1/15/2030	84		75
	Lloyds Bkg Grp Plc	5.87%	3/6/2029	371		388
	Mitsubishi Ufj Finl Grp	1.54%	7/20/2027	650		599
	Mizuho Finl Grp Inc	5.78%	7/6/2029	418		442
	Morgan Stanley	4.43%	1/23/2030	1,086		1,080
	Morgan Stanley	2.70%	1/22/2031	1,077		957
	Morgan Stanley	1.93%	4/28/2032	1,133		914
	Morgan Stanley	3.88%	1/27/2026	520		518
	Morgan Stanley	2.51%	10/20/2032	84		70
	Morgan Stanley	5.12%	2/1/2029	111		114
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Morgan Stanley	1.59%	5/4/2027	176		163
Nomura Hldgs Inc	2.61%	7/14/2031	371		313
Pnc Finl Svcs Grp Inc	6.62%	10/20/2027	975		1,025
Realty Income Corp	3.10%	12/15/2029	325		299
Royal Bk Of Canada	1.15%	6/10/2025	603		573
Simon Property Grp Lp	2.25%	1/15/2032	102		86
Sumitomo Mitsui Finl Grp Inc	5.72%	9/14/2028	557		586
Truist Finl Corp	5.87%	6/8/2034	121		124
Ubs Grp Ag	4.55%	4/17/2026	511		508
Us Bancorp	5.84%	6/12/2034	186		192
Unitedhealth Grp Inc	3.75%	7/15/2025	538		540
Unum Grp	4.00%	6/15/2029	882		839
Wells Fargo & Co	3.00%	10/23/2026	529		506
Wells Fargo & Co	2.88%	10/30/2030	1,021		913
Wells Fargo & Co	2.57%	2/11/2031	696		610
Wells Fargo & Co	3.35%	3/2/2033	251		222
Wells Fargo & Co	4.81%	7/25/2028	241		245
Wells Fargo & Co	5.56%	7/25/2034	901		940
Wells Fargo & Co	6.30%	10/23/2029	251		268
At&T Inc	2.55%	12/1/2033	466		381
Abbvie Inc	3.20%	11/21/2029	1,123		1,055
Amgen Inc	5.25%	3/2/2030	789		826
Autonation Inc	1.95%	8/1/2028	130		113
Autozone Inc	3.75%	4/18/2029	46		45
Bat Cap Corp	6.42%	8/2/2033	325		349
Bat Cap Corp	3.56%	8/15/2027	30		29
Bat Cap Corp	4.70%	4/2/2027	102		102
Bat Intl Fin Plc	4.45%	3/16/2028	520		519
Berry Global Inc	1.57%	1/15/2026	111		104
Boeing Co	2.25%	6/15/2026	195		183
Boeing Co	3.10%	5/1/2026	56		54
Boeing Co	2.70%	2/1/2027	789		754
Boeing Co	2.20%	2/4/2026	464		443
Broadcom Inc	4.11%	9/15/2028	420		416
Broadcom Inc	3.42%	4/15/2033	587		520
Broadcom Inc	4.00%	4/15/2029	436		426
Cigna Corp	2.40%	3/15/2030	186		164
Cvs Hlth Corp	4.30%	3/25/2028	241		240
Carlisle Cos Inc	2.20%	3/1/2032	353		289
Cenovus Energy Inc	2.65%	1/15/2032	186		156
Charter Comms Operating Llc Cap	5.05%	3/30/2029	585		587
Charter Comms Operating Llc Cap	2.80%	4/1/2031	696		594
Comcast Corp	4.15%	10/15/2028	84		83
Constellation Brands Inc	3.70%	12/6/2026	149		145
Constellation Brands Inc	4.40%	11/15/2025	111		111
Constellation Brands Inc	2.25%	8/1/2031	362		308
Dcp Midstream Operating Lp	5.13%	5/15/2029	186		187
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Diamondback Energy Inc	3.13%	3/24/2031	353		317
Discovery Comm Llc	3.95%	3/20/2028	1,040		1,003
Energy Transfer Lp	4.75%	1/15/2026	616		626
Enterprise Products Operating Llc	3.13%	7/31/2029	186		176
Equifax Inc	2.60%	12/1/2024	501		489
Fmc Corp	3.45%	10/1/2029	557		514
Fiserv Inc	3.85%	6/1/2025	195		192
Ford Motor Cr Co Llc	4.00%	11/13/2030	928		839
Ford Motor Cr Co Llc	2.70%	8/10/2026	418		391
Freeport Mcmoran Inc	4.38%	8/1/2028	279		273
Glp Cap Lp Glp Fin Ii Inc	5.38%	4/15/2026	325		327
General Motors Fin Co Inc	3.60%	6/21/2030	381		347
Intuit Inc	1.35%	7/15/2027	56		51
Kinross Gold Corp	4.50%	7/15/2027	46		46
Kinross Gold Corp	6.25%	7/15/2033	650		702
Laboratory Corp Of Amer	3.60%	2/1/2025	446		445
Mplx Lp	4.13%	3/1/2027	176		175
Mplx Lp	4.25%	12/1/2027	232		228
Mplx Lp	2.65%	8/15/2030	325		284
Warnermedia Hldgs Inc	4.28%	3/15/2032	511		474
Marriott Intl Inc	3.13%	6/15/2026	279		268
Newmont Corp	2.80%	10/1/2029	798		736
Newmont Corp	2.25%	10/1/2030	306		267
Oneok Inc	3.40%	9/1/2029	167		156
Oneok Inc	3.10%	3/15/2030	965		877
Oneok Inc	6.35%	1/15/2031	789		867
Oracle Corp	3.25%	11/15/2027	371		355
Owens Corning Inc	3.95%	8/15/2029	37		36
Plains All Amern Pipeline Lp	3.55%	12/15/2029	149		137
Southwest Airlines Co	5.13%	6/15/2027	223		224
Energy Transfer Lp	3.90%	7/15/2026	836		827
T Mobile Usa Inc	3.88%	4/15/2030	130		124
Targa Resources Corp	6.13%	3/15/2033	316		339
Teledyne Tech Inc	2.25%	4/1/2028	362		330
Tosco Corp	8.13%	2/15/2030	511		617
Transcontinental Gas Pipe Line Co	3.25%	5/15/2030	780		712
Rtx Corp	4.13%	11/16/2028	167		164
Verizon Comms Inc	4.02%	12/3/2029	89		87
Verizon Comms Inc	2.36%	3/15/2032	150		126
Viatris Inc	2.70%	6/22/2030	947		803
Western Midstream Operating Lp	4.65%	7/1/2026	232		234
Western Midstream Operating Lp	4.50%	3/1/2028	279		274
Westinghouse Air Brake	3.45%	11/15/2026	371		357
Williams Cos Inc	3.50%	11/15/2030	418		385
Williams Cos Inc	3.75%	6/15/2027	279		269
Workday Inc	3.50%	4/1/2027	84		82
Workday Inc	3.70%	4/1/2029	223		216
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Yamana Gold Inc	2.63%	8/15/2031	279		239
Aep Texas Inc	2.10%	7/1/2030	808		687
Ameren Illinois Co	3.80%	5/15/2028	316		309
Arizona Pub Svc Co	2.60%	8/15/2029	121		109
Arizona Pub Svc Co	2.20%	12/15/2031	139		114
Arizona Pub Svc Co	5.55%	8/1/2033	622		662
Avangrid Inc	3.20%	4/15/2025	696		682
Centerpoint Energy Inc	2.95%	3/1/2030	279		250
Duke Energy Fl Llc	1.75%	6/15/2030	186		155
Edison Intl	5.25%	11/15/2028	390		395
Entergy Louisiana Llc	2.40%	10/1/2026	186		175
Eversource Energy	1.65%	8/15/2030	102		84
Fortis Inc	3.06%	10/4/2026	76		73
Nextera Energy Cap Hldgs Inc	6.05%	3/1/2025	186		191
Nextera Energy Cap Hldgs Inc	5.75%	9/1/2025	362		373
Peco Energy Co	4.90%	6/15/2033	149		151
Ppl Elec Utilities Corp	5.00%	5/15/2033	279		287
Pacific Gas & Elec Co	4.55%	7/1/2030	371		362
Pacificorp	2.70%	9/15/2030	130		114
Public Svc Elec & Gas Co	4.65%	3/15/2033	343		348
Puget Energy Inc	4.10%	6/15/2030	121		111
Sempra	3.40%	2/1/2028	84		81
Sempra	3.30%	4/1/2025	343		338
System Energy Resources Inc	6.00%	4/15/2028	84		86
Tampa Elec Co	2.40%	3/15/2031	241		206
Tucson Elec Pwr Co	3.25%	5/15/2032	158		141
Xcel Energy Inc	4.00%	6/15/2028	232		227
Hydro Quebec	8.05%	7/7/2024	130		137
Italy Rep Of	2.38%	10/17/2024	743		729
Quebec Province Of	7.13%	2/9/2024	232		239
Advocate Hlth Corp	2.21%	6/15/2030	687		591
Ascension Hlth	2.53%	11/15/2029	223		200
Johns Hopkins Univ	4.71%	7/1/2032	232		243
Peacehealth Obligated Grp	1.38%	11/15/2025	46		43
Stanford Univ	1.29%	6/1/2027	743		672
Sutter Health	3.70%	8/15/2028	538		523
Upmc Taxable Rev Bonds	5.04%	5/15/2033	743		760
University Ca	3.06%	7/1/2025	603		597
University Ca	3.35%	7/1/2029	603		582
University Ca	1.61%	5/15/2030	975		821
Yale Univ	1.48%	4/15/2030	659		553
Sands China Ltd	5.65%	8/8/2028	743		751
Suzano Austria Gmbh	6.00%	1/15/2029	371		390
Indonesia Rep Of	3.50%	1/11/2028	836		815
Indonesia Rep Of	4.15%	9/20/2027	501		500
Panama Rep Of	7.13%	1/29/2026	557		587
Peru Rep Of	2.78%	1/23/2031	72		64
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Mexico United Mexican States	4.50%	4/22/2029	501		499
Cash					(148)
Total Prudential GA-62194					$387,268

American General Life Contract No. 725840
Micron Technology Inc	5.88%	2/9/2033	19		$20
Gnma Ii 30Yr Pool Ma8431	6.50%	11/20/2052	328		338
Fnma 20Yr Pool Ma4643	3.00%	5/1/2042	1,284		1,174
Oneok Inc	5.55%	11/1/2026	167		173
Fhlmc 20Yr Pool Sc0093	2.00%	10/1/2040	523		453
Us Bancorp	5.78%	6/12/2029	111		115
Unitedhealth Group Inc	4.00%	5/15/2029	464		460
Anthem Inc	4.10%	5/15/2032	111		107
Us Treasury Bond	4.13%	8/15/2053	464		479
Lloyds Banking Group Plc	3.57%	11/7/2028	464		440
Deere & Company	3.10%	4/15/2030	149		139
Ford Motor Company 10Y Green Bond	6.10%	8/19/2032	149		153
Williams Companies Inc	3.75%	6/15/2027	520		502
Freddie Mac	0.80%	10/28/2026	743		674
Gnma Ii 30Yr Pool Ma8723	4.00%	3/20/2053	716		685
Unitedhealth Group Incorporated	1.15%	5/15/2026	1,003		931
Fhlmc 20Yr Pool Sc0209	2.50%	11/1/2041	3,188		2,838
Fnma Balloon Pool Am3347	3.31%	5/1/2033	148		137
Tenn Valley Authority	3.88%	3/15/2028	743		748
Credit Suisse Group Ag -144A	6.44%	8/11/2028	928		987
Gnma Ii 30Yr Pool Ma7650	3.00%	10/20/2051	3,903		3,550
Fhlmc 30Yr Pool Sd2991	2.50%	9/1/2051	175		152
T-Mobile Usa Inc	3.75%	4/15/2027	186		182
Diamondback Energy Inc	3.25%	12/1/2026	260		253
Us Treasury Note	3.63%	5/31/2028	5,366		5,331
General Dynamics Corp	3.63%	4/1/2030	19		18
Bristol-Myers Squibb Co	3.20%	6/15/2026	316		307
Bat Capital Corp	3.56%	8/15/2027	89		86
Us Treasury Note	4.63%	9/30/2030	390		412
Mastercard Inc	3.35%	3/26/2030	167		161
Fnma 30Yr Pool Fm8648	3.00%	9/1/2051	144		129
Morgan Stanley	3.63%	1/20/2027	1,058		1,044
Altria Group Inc	2.45%	2/4/2032	316		261
Costco Wholesale Corp	1.38%	6/20/2027	334		304
Wells Fargo & Co	3.75%	1/24/2024	520		528
Cvs Health Corp	1.88%	2/28/2031	19		15
Slc Student Loan Trust 2007 1 A4	5.66%	5/15/2029	47		47
Wells Fargo & Company	3.00%	4/22/2026	1,355		1,307
Berkshire Hathaway Energ	3.70%	7/15/2030	149		143
Continental Resources	4.38%	1/15/2028	279		276
Fox Corp	6.50%	10/13/2033	130		143
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Toyota Motor Corp	1.34%	3/25/2026	316		295
	Gnma Ii 30Yr Pool Ma8492	6.00%	12/20/2052	340		348
	Eqt Corp	6.13%	2/1/2025	111		115
	Cvs Health Corp	3.63%	4/1/2027	483		473
	Charter Comm Opt Llc/Cap	4.40%	4/1/2033	130		122
	Eqt Corp	3.90%	10/1/2027	186		180
	Cvs Health Corp	3.75%	4/1/2030	241		230
	Fnma 30Yr Pool Fm3241	3.00%	3/1/2050	1,405		1,266
	Amazon.Com Inc	2.10%	5/12/2031	390		337
	Coterra Energy Inc	3.90%	5/15/2027	631		614
	Fhlmc 30Yr Pool Qe1719	4.00%	5/1/2052	3,781		3,589
	Ubs Group Ag	1.36%	1/30/2027	928		857
	Altria Group Inc	6.20%	11/1/2028	854		906
	Constellation Brands Inc	2.25%	8/1/2031	37		32
	Intercontinentalexchange	4.60%	3/15/2033	74		75
*	Collective U.S. Gov't Stif 15 Bps	5.26%		888		899
	Us Bancorp	2.22%	1/27/2028	93		86
	Texas Instruments Inc	1.75%	5/4/2030	316		274
	Gnma Ii 30Yr Pool Ma7255	2.50%	3/20/2051	2,657		2,340
	Northrop Grumman Corp	2.93%	1/15/2025	557		552
	The Boeing Company	5.15%	5/1/2030	613		630
	General Dynamics Corp	3.75%	5/15/2028	706		697
	Bank Of America Corp	1.66%	3/11/2027	1,671		1,555
	Fnma 30Yr Pool Ca5504	2.50%	4/1/2050	14,622		12,651
	Natwest Group Plc	5.85%	3/2/2027	650		669
	Gnma Ii 30Yr Pool Ma6994	2.00%	11/20/2050	2,246		1,905
	Air Lease Corp	5.30%	2/1/2028	279		288
	Lockheed Martin Corp	3.90%	6/15/2032	260		252
	Gnma Ii 30Yr Pool Ma4720	4.00%	9/20/2047	911		884
	Republic Of Indonesia	4.85%	1/11/2033	613		641
	Verizon Communications Inc.	2.55%	3/21/2031	624		543
	Fhlmc 30Yr Pool Qf0152	4.50%	9/1/2052	3,095		3,015
	Gnma Ii 30Yr Pool 786843	3.00%	3/20/2052	179		161
	Energy Transfer Partners Lp	4.95%	6/15/2028	446		446
	Home Depot Inc	2.88%	4/15/2027	1,188		1,144
	Apple Inc	2.45%	8/4/2026	1,021		985
	Enterprise Products Operating Llc	4.15%	10/16/2028	260		260
	Aercap Ireland Cap/Globa	1.75%	1/30/2026	743		696
	Anthem Inc	3.35%	12/1/2024	316		311
	Enterprise Products Oper	6.65%	10/15/2034	74		86
	Fnma Balloon Pool Bs6984	4.29%	10/1/2032	557		551
	Lam Research Corp	1.90%	6/15/2030	408		352
	Us Bancorp	1.45%	5/12/2025	1,114		1,064
	Diamondback Energy Inc	3.13%	3/24/2031	74		67
	Verizon Communications Inc	4.13%	3/16/2027	149		148
	Us Treasury Bond	4.75%	11/15/2043	408		442
	Fhlmc 30Yr Pool Sd3553	6.00%	7/1/2053	541		553
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Federal Home Loan Bank	1.05%	8/13/2026	743		686
Us Treasury Note	4.63%	9/15/2026	93		95
Bank 2018 Bn10 A5	3.69%	2/15/2061	631		600
Goldman Sachs Group Inc	2.62%	4/22/2032	1,133		957
Banco Santander Sa	4.18%	3/24/2028	371		361
Kinder Morgan Ener Part	4.25%	9/1/2024	464		466
Gnma Ii 30Yr Pool Ma9018	6.00%	7/20/2053	1,100		1,124
Broadcom Inc	3.15%	11/15/2025	427		415
Pepsico Inc	1.63%	5/1/2030	260		222
Charter Comm Opt Llc/Cap	3.75%	2/15/2028	186		178
Charles Schwab Corp	2.30%	5/13/2031	761		640
Fnma 20Yr Pool Ma4620	3.50%	4/1/2042	303		286
T-Mobile Usa Inc	2.55%	2/15/2031	724		631
Gnma Ii 30Yr Pool Ma8879	5.50%	5/20/2053	2,368		2,396
J.P. Morgan Chase & Co.	2.58%	4/22/2032	260		222
Vale Overseas Limited	6.13%	6/12/2033	854		889
Abbvie Inc	3.60%	5/14/2025	316		312
Trade Date Cash	—%		42		42
Procter & Gamble Co/The	3.00%	3/25/2030	761		719
Fnma Balloon Pool Bs9339	4.82%	8/1/2033	1,300		1,338
Fnma 30Yr Pool Bx8833	5.00%	3/1/2053	2,538		2,531
Fhlmc 20Yr Pool Rb5122	2.50%	8/1/2041	868		773
Banco Santander Sa	1.85%	3/25/2026	371		346
Pnc Financial Services Group Inc	3.50%	1/23/2024	910		922
Air Lease Corp	1.88%	8/15/2026	1,560		1,447
Warnermedia Holdings Inc	3.76%	3/15/2027	427		414
Ubs Group Ag	3.87%	1/12/2029	1,021		983
Midamerican Energy Co	3.65%	4/15/2029	167		161
Goldman Sachs Group Inc	3.85%	1/26/2027	3,454		3,418
Fhlmc Gold 30Yr Gold Pool G08687	3.50%	1/1/2046	1,036		974
Enterprise Products Operating Llc	3.13%	7/31/2029	19		18
Nike Inc	2.75%	3/27/2027	631		607
American Express Co	2.50%	7/30/2024	743		738
Bank 2019 Bn22 A4	2.98%	11/15/2062	687		613
Warnermedia Holdings Inc	4.05%	3/15/2029	297		286
Fhlmc 30Yr Pool Sd3838	6.00%	10/1/2053	924		949
Brhea 2011-2 A3	6.32%	10/27/2036	1,290		1,303
Fhlmc 20Yr Pool Rb0714	2.00%	12/1/2041	795		688
Slma 2005-9 A7A	6.20%	1/25/2041	1,518		1,501
Us Treasury Note	4.88%	10/31/2028	483		508
Fhlmc 30Yr Pool Sd2104	2.00%	5/1/2051	2,657		2,182
Ebay Inc	1.40%	5/10/2026	501		466
T-Mobile Usa Inc	3.50%	4/15/2025	538		531
America Movil Sab De Cv - 10Yr	2.88%	5/7/2030	836		748
Mplx Lp	4.13%	3/1/2027	743		738
Bank 2023 Bnk46 A4	5.75%	8/15/2056	594		628
Pioneer Natural Resources Company	1.13%	1/15/2026	74		69
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Apple Inc	2.90%	9/12/2027	316		305
Gnma Ii 30Yr Pool Ma8268	4.50%	9/20/2052	2,790		2,734
Rtx Corp	3.13%	5/4/2027	167		160
Fnma 20Yr Pool Ma4202	1.50%	12/1/2040	1,767		1,479
Fnma 20Yr Pool Ma4587	2.50%	4/1/2042	97		86
Cigna Group/The	3.25%	4/15/2025	631		620
3M Co	3.05%	4/15/2030	56		51
Pacific Gas & Electric	3.00%	6/15/2028	223		204
Fhlmc 20Yr Pool Sc0188	2.00%	9/1/2041	150		131
Transcont Gas Pipe Line	3.25%	5/15/2030	520		475
Royal Bank Of Canada	1.15%	6/10/2025	817		775
T-Mobile Usa Inc	3.88%	4/15/2030	223		213
Benchmark Mortgage Trust 2019 B13 A3	2.70%	8/15/2057	984		878
Gnma Ii 30Yr Pool Ma8725	5.00%	3/20/2053	2,699		2,692
Aercap Ireland Cap/Globa	3.00%	10/29/2028	279		255
Humana Inc	3.70%	3/23/2029	260		253
Pnc Financial Services	5.81%	6/12/2026	279		281
Southern Copper Corporation	3.88%	4/23/2025	279		275
Columbia Pipeline Holdco -- 144A	6.04%	8/15/2028	984		1,041
Us Inflation-Linked Treasury [ Note ]	1.13%	1/15/2033	2,859		2,821
Federal Home Loan Bank	1.00%	7/27/2026	743		687
Truist Financial Corp	6.05%	6/8/2027	149		152
Comcast Corp	3.40%	4/1/2030	594		561
Mondelez International Inc	1.50%	5/4/2025	427		408
Cvs Health Corp	4.30%	3/25/2028	316		314
Mitsubishi Ufj Financial Group Inc	3.41%	3/7/2024	1,188		1,196
Reynolds American Inc	4.45%	6/12/2025	93		92
Bmark 2019-B10 A2	3.61%	3/15/2062	726		723
Gnma Ii 30Yr Pool Ma8726	5.50%	3/20/2053	537		542
Fnma 20Yr Pool Ma4072	2.50%	7/1/2040	580		519
Mcdonald'S Corp	3.60%	7/1/2030	241		234
Us Treasury Note	4.63%	11/15/2026	56		57
Shell International Finance Bv	2.75%	4/6/2030	204		188
Paypal Holdings Inc	1.65%	6/1/2025	316		302
Transcont Gas Pipe Line	7.85%	2/1/2026	74		80
Lowe'S Companies Inc	4.50%	4/15/2030	371		373
Cigna Corp	2.40%	3/15/2030	501		443
Bank Of Nova Scotia	1.30%	6/11/2025	130		123
Fnma 30Yr Pool Bv8534	3.00%	5/1/2052	5,556		4,948
United Mexican States	3.50%	2/12/2034	1,114		961
Bat Capital Corp	2.26%	3/25/2028	130		117
Us Treasury Note	5.00%	8/31/2025	167		171
Us Treasury Bond	4.38%	8/15/2043	631		657
Wells Fargo & Co	3.58%	5/22/2028	928		889
Freddie Mac	0.65%	10/27/2025	743		694
Comcast Corp	3.15%	3/1/2026	631		620
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Diamondback Energy Inc	3.50%	12/1/2029	297		277
Us Treasury Bond	4.75%	11/15/2053	1,337		1,514
Oneok Inc	5.80%	11/1/2030	93		99
Fnma Balloon Pool Am8700	2.93%	6/1/2030	173		159
Federal Home Loan Bank	4.50%	10/3/2024	743		748
Charles Schwab Corp	1.15%	5/13/2026	1,151		1,057
Charter Comm Opt Llc/Cap	4.91%	7/23/2025	1,244		1,259
Fnma Balloon Pool Bs9885	5.61%	11/1/2033	557		604
Us Treasury Bill	—%	2/22/2024	798		792
Gilead Sciences Inc	1.65%	10/1/2030	241		203
Verizon Communications Inc.	3.15%	3/22/2030	408		378
Walmart Inc	2.38%	9/24/2029	93		85
Oracle Corp	4.65%	5/6/2030	149		149
Bnp Paribas -- 144A No Rr	5.89%	12/5/2034	743		781
Western Gas Partners Lp	4.75%	8/15/2028	167		167
Alpek Sa De Cv	3.25%	2/25/2031	1,058		919
Fnma Balloon Pool Bs9335	4.82%	8/1/2033	371		382
At&T Inc	2.30%	6/1/2027	483		450
Gnma Ii 30Yr Pool Ma4587	4.00%	7/20/2047	420		407
Bnp Paribas	3.05%	1/13/2031	1,393		1,246
Fnma 20Yr Pool Ma4387	2.00%	7/1/2041	148		127
Molson Coors Beverage	3.00%	7/15/2026	446		433
Adp	1.70%	5/15/2028	501		454
Energy Transfer Lp	5.55%	2/15/2028	186		194
Pfizer Inc	1.70%	5/28/2030	427		365
Anheuser-Busch Inbev Worldwide Inc	4.75%	1/23/2029	408		424
Fhlmc 30Yr Pool Sd2410	6.00%	2/1/2053	1,212		1,238
Morgan Stanley	3.59%	7/22/2028	854		829
Tesla Auto Lease Trust 2023 A A3	5.89%	6/22/2026	873		878
Bank Of Montreal	1.85%	5/1/2025	260		250
Us Treasury Note	4.25%	10/15/2025	20,721		20,872
Constellation Brands Inc	3.60%	5/9/2024	186		185
Virginia Electric And Power Co	3.15%	1/15/2026	56		55
Becton, Dickson & Company	3.36%	6/6/2024	316		313
Intel Corp	5.13%	2/10/2030	37		39
Suzano Austria Gmbh	6.00%	1/15/2029	1,114		1,170
Carmax Auto Owner Trust 2022 4 A3	5.34%	8/16/2027	928		933
Toronto-Dominion Bank	4.46%	6/8/2032	149		145
Cooperatieve Rabobank Ua	4.38%	8/4/2025	464		464
Lowe'S Cos Inc	1.70%	9/15/2028	74		66
Fhlmc 20Yr Pool Sc0160	2.00%	7/1/2041	436		379
Fhlmc 30Yr Pool Sd3663	5.50%	8/1/2053	1,817		1,836
Mplx Lp	4.80%	2/15/2029	149		150
Resrvble For Fut & Opt	—%		299		299
Republic Of Indonesia	3.85%	7/18/2027	557		554
Paypal Holdings Inc	2.30%	6/1/2030	149		130
Us Treasury Bond	3.63%	5/15/2053	687		641
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Oneok Inc	5.65%	11/1/2028	297		313
Pioneer Natural Resource	1.90%	8/15/2030	111		96
Gnma 2021 2 Ah	1.50%	6/16/2063	312		237
Republic Of Peru	3.30%	3/11/2041	186		147
Fhlmc 30Yr Pool Qd1259	2.00%	11/1/2051	8,351		6,898
Fhlmc Gold 30Yr Gold Pool G61040	3.50%	6/1/2047	3,600		3,393
Abbvie Inc	2.60%	11/21/2024	186		182
Hsbc Holdings Plc	4.58%	6/19/2029	1,040		1,011
Dell Int Llc / Emc Corp	6.02%	6/15/2026	93		95
Fhlmc 20Yr Pool Sc0459	2.00%	8/1/2042	369		318
Wells Fargo & Company	5.56%	7/25/2034	37		39
J.P. Morgan Chase & Co.	4.01%	4/23/2029	2,228		2,162
Aercap Ireland Cap/Globa	2.45%	10/29/2026	408		380
Salesforce.Com Inc	3.70%	4/11/2028	167		165
Energy Transfer Operating	2.90%	5/15/2025	167		163
Fnma Balloon Pool Am8674	2.81%	4/1/2025	167		163
Us Treasury Bill	—%	1/30/2024	3,583		3,569
Bristol-Myers Squibb Co	2.90%	7/26/2024	408		408
Fhlmc 20Yr Pool Sc0206	2.00%	11/1/2041	309		268
Bpr Trust 2022 Oana A	7.26%	4/15/2037	910		900
Fhlmc 30Yr Pool Sd4169	6.50%	10/1/2053	916		945
Energy Transfer Operating	3.75%	5/15/2030	334		312
Kenvue Inc	5.05%	3/22/2028	353		367
Slc Student Loan Trust 2008 1 A4A	7.21%	12/15/2032	1,045		1,057
Rtx Corp	2.25%	7/1/2030	93		81
Eog Resources	4.38%	4/15/2030	149		150
Coterra Energy Inc	4.38%	3/15/2029	279		274
Pioneer Natural Resources Company	2.15%	1/15/2031	408		352
Republic Services Inc	3.20%	3/15/2025	111		110
Fnma Balloon Pool Bs6847	4.24%	10/1/2032	557		549
Western Midstream Operat	6.35%	1/15/2029	873		926
Gnma Ii 30Yr Pool Ma9107	6.00%	8/20/2053	184		188
Exxon Mobil Corp	3.04%	3/1/2026	854		838
Amazon.Com Inc	3.15%	8/22/2027	1,058		1,030
The Home Depot Inc	3.90%	12/6/2028	538		532
Wells Fargo & Co	2.88%	10/30/2030	1,207		1,079
Rtx Corp	6.00%	3/15/2031	111		120
Nvidia Corp	2.85%	4/1/2030	241		225
Columbia Pipelines Opco -- 144A	6.04%	11/15/2033	149		159
Kenvue Inc	5.35%	3/22/2026	297		307
Merck & Co Inc	1.45%	6/24/2030	371		311
Ubscm 2017-C1 A3	3.20%	6/15/2050	802		758
Toronto-Dominion Bank	1.15%	6/12/2025	650		616
Autozone Inc	5.05%	7/15/2026	186		191
Abbvie Inc	3.20%	11/21/2029	464		436
Pfizer Inc	2.63%	4/1/2030	74		68
Unitedhealth Group Incorporated	2.30%	5/15/2031	316		275
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Us Treasury Bill	—%	5/16/2024	4,605		4,517
Jp Morgan Chase Commercial Mortgage Sec Trust 2016 Nine A	2.85%	9/6/2038	668		617
Fhlmc Gold 30Yr Gold Pool G08693	3.50%	3/1/2046	23		22
Verizon Communications Inc	2.10%	3/22/2028	316		287
Constellation Brands Inc	4.35%	5/9/2027	149		148
3M Co	2.38%	8/26/2029	56		50
Visa Inc	3.15%	12/14/2025	223		218
Bp Capital Markets America Inc.	3.63%	4/6/2030	427		413
Gnma Ii 30Yr Pool Ma7767	2.50%	12/20/2051	158		138
Fnma 30Yr Pool Fs2078	3.50%	6/1/2052	525		484
Exxon Mobil Corporation	2.61%	10/15/2030	186		167
Charter Communications Operating Llc	5.05%	3/30/2029	464		465
Philip Morris International Inc	2.10%	5/1/2030	557		482
Alphabet Inc.	1.10%	8/15/2030	334		279
Altria Group Inc	4.40%	2/14/2026	93		94
Danske Bank A/S -- 144A	6.26%	9/22/2026	1,188		1,229
Eog Resources Inc	4.15%	1/15/2026	241		244
Fhlmc 30Yr Pool Qf4704	5.50%	11/1/2052	1,738		1,764
Boeing Co	2.20%	2/4/2026	1,355		1,293
Cigna Group/The	4.38%	10/15/2028	631		632
Louisiana St Local Govt Envrnm	4.28%	2/1/2036	836		826
Ing Groep Nv	4.05%	4/9/2029	557		544
Bank Of America Corp	2.59%	4/29/2031	2,284		1,980
Amazon.Com Inc	3.45%	4/13/2029	186		181
Oracle Corp	1.65%	3/25/2026	334		313
Comcast Corp	4.15%	10/15/2028	186		185
Gnma Ii 30Yr Pool Ma8199	3.50%	8/20/2052	2,896		2,704
Wells Fargo & Company	3.35%	3/2/2033	241		213
Amazon.Com Inc	3.30%	4/13/2027	260		254
J.P. Morgan Chase & Co.	1.58%	4/22/2027	613		567
Bp Cap Markets America	3.12%	5/4/2026	483		470
Cintas Corp No. 2	3.70%	4/1/2027	37		37
Fnma 20Yr Pool Ma4333	2.00%	5/1/2041	1,900		1,640
Us Treasury Note	0.38%	1/31/2026	21,260		19,673
Fnma 30Yr Pool Ad0963	5.50%	9/1/2038	27		28
Adobe Inc	2.30%	2/1/2030	223		202
Abbvie Inc	2.95%	11/21/2026	2,005		1,930
Fhlmc 30Yr Pool Qd9682	4.00%	4/1/2052	520		494
American Express Co	4.05%	5/3/2029	19		19
American Express Co	6.08%	5/3/2024	928		937
Intel Corp	3.75%	3/25/2027	279		276
Us Treasury Bond	3.63%	2/15/2053	891		839
Humana Inc	5.75%	12/1/2028	371		391
Enterprise Products Operating Llc	2.80%	1/31/2030	873		802
At&T Inc	4.10%	2/15/2028	464		461
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Total American General Life Contract No. 725840					$267,460

	Royal Bank of Canada Contract No. Citigroup01
	Cash Collateral Fut Rdr Usd	5.23%	12/31/2060	964		$964
	Vm Cash Fut Dom Rdr Usd	5.23%	12/31/2060	133		133
	Ga Global Funding Trust 144A	1.00%	4/8/2024	1,671		1,647
	Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	1,857		1,820
	Slclt 2007-1 A4 Sofr90A+32.161Bp	5.66%	5/15/2029	444		442
	Slma 2005-7 A4 Sofr90A+41.161Bp	5.75%	10/25/2029	98		98
	Fh Arm 1Q1534 H15T1Y+222.9 10.272	5.21%	6/1/2037	358		364
	Fn 793029 Rfucct6M+159.2Bp 10.869	7.32%	7/1/2034	183		186
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	1		1
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	17		17
*	Collective U.S. Gov't Stif 15 Bps	5.26%	12/1/2030	1,145		1,145
	U S Treasury Bills	—%	3/12/2024	33,235		32,900
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	1,671		1,662
	Advent Health System	2.95%	3/1/2029	1,114		1,009
	American Electric Power Sr Unsec	5.63%	3/1/2033	1,485		1,552
	American Homes 4 Rent Sr Unsec	4.25%	2/15/2028	928		903
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	2,228		1,967
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	928		912
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	1,485		1,402
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	2,321		2,004
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,300		1,203
	Constellation En Gen Llc Sr Unsec	5.60%	3/1/2028	928		958
	Consumers Energy Co 1St Mortgage	4.90%	2/15/2029	557		568
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	928		930
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	436		447
	Emory University Unsec	2.14%	9/1/2030	2,414		2,081
	Equitable Financial Life Sec 144A	1.80%	3/8/2028	1,300		1,142
	Florida Power & Light 1St Mtg	2.45%	2/3/2032	1,114		959
	Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	2,971		2,891
	Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	928		857
	Jpmorgan Chase & Co Sr Unsec Tsfr3M	4.01%	4/23/2029	3,156		3,042
	Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,764		1,748
	Lloyds Banking Group Plc Sr Unsec	3.75%	3/18/2028	557		534
	Massmutual Global Fundin Sec 144A	4.50%	4/10/2026	1,578		1,575
	Morgan Stanley Sr Unsec	3.59%	7/22/2028	928		888
	Morgan Stanley Sr Unsec	3.63%	1/20/2027	2,692		2,613
	National Rural Util Coop Sr Unsec	4.80%	3/15/2028	1,671		1,693
	Nstar Electric Co Sr Unsec	5.60%	10/1/2028	743		767
	Nvr Inc Sr Unsec	3.00%	5/15/2030	1,485		1,326
	Pacific Gas & Electric	3.00%	6/15/2028	891		814
	Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	1,485		1,401
	Rga Global Funding Sec 144A	2.00%	11/30/2026	1,857		1,700
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	2,042		2,009
Seattle Children Hosp Unsec	1.21%	10/1/2027	1,671		1,468
Southern Cal Edison 1St Mtge	5.65%	10/1/2028	557		582
Southern Calif Gas Co Sr Unsec	2.95%	4/15/2027	2,228		2,115
Sutter Health Unsec	3.70%	8/15/2028	2,228		2,138
Upmc Sec	5.04%	5/15/2033	1,578		1,605
Verizon Communications Sr Unsec	2.55%	3/21/2031	624		539
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	93		89
Wells Fargo & Company Sr Unsec Tsfr3M	2.88%	10/30/2030	1,207		1,075
Wells Fargo & Company Sr Unsec Tsfr3M	3.58%	5/22/2028	371		354
Wells Fargo & Company Sr Unsec Tsfr3M	3.20%	6/17/2027	1,300		1,243
Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	2,414		2,329
Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	1,393		1,227
Bpce Sa Sr Non Pref 144A Sofr	6.61%	10/19/2027	1,114		1,148
Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,857		1,793
Deutsche Bank Ny Sofr	3.04%	5/28/2032	2,599		2,178
Hsbc Holdings Plc Sr Unsec Tsfr3M	4.58%	6/19/2029	2,674		2,597
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	1,857		1,796
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	928		915
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	464		437
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,857		1,796
Natwest Group Plc Sr Unsec	5.85%	3/2/2027	1,764		1,781
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	1,485		1,315
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	1,857		1,711
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	2,599		2,225
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	2,228		1,813
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	1,857		1,568
Ubs Group Ag Sr Unsec 144A Sofr	6.44%	8/11/2028	464		483
Ubs Group Ag Sr Unsec 144A Sofr	4.19%	4/1/2031	1,857		1,733
Fin Fut Us 10Yr Cbt 03/19/24	6.00%	3/20/2024	(1,300)		(1,467)
Fin Fut Us 2Yr Cbt 03/28/24	6.00%	3/29/2024	54,216		55,820
Fin Fut Us 5Yr Cbt 03/28/24	6.00%	3/29/2024	2,785		3,029
Fin Fut Us Ultra 10Yr Cbt 03/19/24	6.00%	3/20/2024	(20,424)		(24,103)
Fin Fut Us Ultra 30Yr Cbt 03/19/24	6.00%	3/20/2024	(2,228)		(2,977)
Carmx 2022-4 A3	5.34%	8/16/2027	928		932
Dcent 2023-A2 A	4.93%	6/15/2028	928		937
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,863		1,707
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,036		969
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	23		22
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	807		754
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	83		80
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	1,277		1,237
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	1,069		1,045
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	212		201
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	28		29
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	99		99
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	29		29
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	7		7
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	17		18
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	15		15
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	273		282
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	234		241
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	121		125
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	209		215
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	12		13
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	161		166
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	87		89
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	373		385
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	28		28
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	134		138
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,343		1,361
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,789		2,568
Fnma Pass Thru 30Yr #Bv2616	3.00%	7/1/2052	13,764		12,206
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	1,406		1,262
Fnma Pass Thru 30Yr #Sd8265	4.00%	11/1/2052	25,713		24,352
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	420		405
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	911		881
Gnma Ii Multpl Sgl 30Yr #Ma7589M	2.50%	9/20/2051	8,170		7,156
Denver Schs-B-Ref-Txb	4.24%	12/15/2037	1,300		1,225
La Local Govt Envrn-A	4.28%	2/1/2036	836		813
La Local Govt Envrn-A	4.15%	2/1/2033	557		549
Ny Urban Dev-B	3.54%	3/15/2028	3,156		3,023
Nyc Transtnl Fin-C3	3.50%	11/1/2032	3,249		2,982
Sales Tax Securitiztn	2.96%	1/1/2032	1,857		1,630
Tx Natural Gas Secz	5.10%	4/1/2035	1,671		1,705
Tx St Transn-1St Tier	5.18%	4/1/2030	1,114		1,141
U S Treasury Note	4.13%	6/15/2026	5,199		5,200
U S Treasury Note	4.13%	7/31/2028	4,085		4,131
U S Treasury Note	4.38%	8/31/2028	1,857		1,898
U S Treasury Note	4.25%	5/31/2025	55,887		55,694
Uninvested Cash Plus Receivables			—		1,417
Net Unsettled Trades			—		2,010
Net Futures Held			—		(30,302)
Broker Cash Collateral Received			—		(1)
Total Royal Bank of Canada Contract No. Citigroup01					$266,698

American United Life Insurance Company: S00020
Amxca 2022-4 A	5.18%	10/15/2025	871		$876
Aepwv 2013-1 A2	3.77%	8/1/2028	2,321		2,062
Bbcms 2022-C18 A2	5.50%	11/15/2027	1,736		1,767
Bmwot 2022-A A3	3.21%	6/25/2025	318		306
Bank 2023-Bnk45 A2	5.66%	2/15/2028	774		796
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cd 2016-Cd2 A3	3.25%	10/13/2026	1,578		1,413
Comet 2021-A1 A1	0.55%	7/15/2024	3,760		3,663
Cnp 2012-1 A3	3.03%	10/15/2024	3,899		917
Cgcmt 2019-C7 A1	2.08%	11/15/2024	3,713		997
Dbjpm 2017-C6 A4	3.07%	5/10/2027	1,857		1,758
Dtrt 2023-1 A3	5.90%	3/15/2027	1,860		1,892
Dcent 2022-A3 A3	3.56%	7/15/2025	2,293		2,252
Fnr 2014-81 Ve	3.00%	1/27/2025	2,971		2,237
Fnr 2017-104 Pa	3.00%	9/25/2028	11,512		1,620
Fnr 2022-29 Nq	4.00%	4/27/2026	2,785		1,779
Fnr 2022-50 A	4.50%	6/25/2026	2,878		2,030
Fnr 2022-54 Da	4.50%	9/25/2030	1,950		1,373
Fhr 3919 Ay	4.00%	9/15/2031	2,256		1,019
Fhr 4272 Yg	2.00%	4/15/2024	9,284		74
Fhr 4486 Jn	2.00%	4/15/2024	5,570		71
Fhr 4571 Ca	2.50%	11/17/2025	7,613		986
Fhr 5057 Ab	2.50%	7/25/2028	4,976		2,798
Fhr 4888 Cb	3.00%	5/15/2028	10,212		1,674
Fhr 5009 Gd	2.50%	5/25/2029	3,528		1,199
Fhr 5254 A	4.50%	10/25/2030	2,767		1,936
Fhr 5263 Ea	4.00%	5/25/2029	2,293		1,888
Fnr 2011-36 Qb	4.00%	7/25/2030	5,106		1,683
Fordl 2022-A A3	3.23%	5/15/2024	2,042		1,137
Fordo 2022-B A3	4.41%	5/15/2025	542		536
Gnr 2015-16 Gm	2.00%	9/22/2025	11,512		215
Gnr 2020-74 Dc	1.00%	10/20/2027	7,427		1,807
Gnr 2021-78 D	2.50%	1/20/2031	3,899		2,227
Gnr 2022-85 Ka	4.00%	4/20/2026	2,971		2,066
Gnr 2022-100 Ka	4.00%	7/20/2026	2,321		1,386
Gnr 2022-107 A	3.00%	2/20/2026	2,692		1,599
Jdot 2022-B A3	3.74%	2/17/2026	953		939
Jdot 2023-A A3	5.01%	11/16/2026	758		761
Mbart 2022-1 A3	5.21%	5/15/2026	1,407		1,413
Narot 2022-B A3	4.46%	3/16/2026	1,686		1,677
T 2 5/8 04/15/25	2.63%	4/15/2025	2,906		2,851
T 2 3/4 05/15/25	2.75%	5/15/2025	1,957		1,918
T 2 7/8 06/15/25	2.88%	6/16/2025	2,940		2,877
T 3 07/15/25	3.00%	7/15/2025	4,280		4,246
Woart 2022-B A3	3.25%	11/17/2025	609		598
Woart 2022-C A3	3.66%	2/17/2026	1,198		1,178
Total American United Life Insurance Company: S00020					$70,497

Reinsurance Group of America Contract No. RGA00084
Us Dollar	4.98%		4,512		$4,512
Net Receivable	—%		132		132
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
U.S. Treasury Note/Bond 2.75 02/15/2024	2.75%	2/15/2024	26,523		26,715
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	2,971		2,986
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,992		3,956
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	2,599		2,597
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	1,764		1,734
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	632		605
Wells Fargo & Co. 4.30 07/22/2027	4.30%	7/22/2027	1,857		1,853
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	1,625		1,614
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,950		1,928
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	928		917
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	1,160		1,137
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	1,717		1,685
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	1,608		1,594
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	836		846
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	3,603		3,448
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	1,857		1,798
Barclays Plc 4.836 05/09/2028	4.84%	5/9/2028	1,532		1,506
Fannie Mae 3.069 07/01/2047	3.07%	7/1/2047	946		955
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	3,231		3,223
Fannie Mae 3.111 07/01/2047	3.11%	7/1/2047	696		703
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	3,494		3,470
Freddie Mac 3.131 05/01/2047	3.13%	5/1/2047	100		101
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	2,512		2,522
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	2,681		2,663
Fannie Mae 3.14 06/01/2047	3.14%	6/1/2047	648		655
Freddie Mac 3.413 07/01/2047	3.41%	7/1/2047	59		58
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	743		716
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	928		889
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	1,546		1,539
Fannie Mae 2.861 10/01/2047	2.86%	10/1/2047	340		341
Fannie Mae 3.098 10/01/2047	3.09%	10/1/2047	61		60
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	3,621		3,522
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	426		423
Slm Student Loan Trust 6.19564 01/25/2041	6.20%	1/25/2041	806		797
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	356		341
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,519		1,510
Slm Student Loan Trust 5.76564 07/25/2040	5.77%	7/25/2040	4,157		4,085
Slm Student Loan Trust 6.22564 01/25/2040	6.23%	1/25/2040	1,756		1,742
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	119		116
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	1,717		1,635
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	464		465
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	188		190
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	629		633
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	816		826
Bank Of America Corp. 3.559 04/23/2027	3.56%	4/23/2027	975		945
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	1,857		1,763
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
The Cigna Group 4.375 10/15/2028	4.38%	10/15/2028	2,042		2,045
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	836		827
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	464		415
Fannie Mae 3.353 10/01/2049	3.35%	10/1/2049	1,230		1,192
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	1,950		1,981
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	1,671		1,490
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	2,599		2,566
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	4,038		3,945
Cvs Health Corp. 3.75 04/01/2030	3.75%	4/1/2030	743		706
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	2,460		2,239
Dominion Energy 3.375 04/01/2030	3.38%	4/1/2030	2,135		1,984
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	2,042		1,937
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	2,321		2,030
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	1,532		1,332
Jpmorgan Chase & Co. 2.083 04/22/2026	2.08%	4/22/2026	1,346		1,295
Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	1,095		1,089
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	4,735		4,078
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	696		607
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	1,532		1,352
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	1,485		1,372
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	5,849		5,141
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	1,857		1,601
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	6,410		5,514
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	7,772		6,721
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	3,749		3,124
Natwest Group Plc 3.032 11/28/2035	3.03%	11/28/2035	557		464
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	2,414		2,042
British American Tobacco Plc 2.259 03/25/2028	2.26%	3/25/2028	418		376
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	417		346
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	3,296		2,980
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	14,538		12,975
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,554		1,386
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	4,410		4,138
The Williams Co., Inc. 3.25 05/15/2030	3.25%	5/15/2030	2,228		2,029
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	4,338		3,871
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	2,870		2,481
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	5,119		4,614
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	2,979		2,659
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	2,414		2,102
T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	975		953
Nextera Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	2,414		2,144
U.S. Treasury Note/Bond 0.25 06/15/2024	0.25%	6/15/2024	984		963
Prosus Nv 3.061 07/13/2031	3.06%	7/13/2031	4,038		3,320
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	5,598		4,994
Freddie Mac Pool 2.50 02/01/2051	2.50%	2/1/2051	3,248		2,804
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	10,375		8,934
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Prosus Nv 4.193 01/19/2032	4.19%	1/19/2032	511		450
U.S. Treasury Note/Bond 1.50 02/29/2024	1.50%	2/29/2024	17,416		17,399
The Goldman Sachs Group, Inc. 3.615 03/15/2028	3.62%	3/15/2028	3,481		3,376
Charter Communications, Inc. 4.40 04/01/2033	4.40%	4/1/2033	511		477
British American Tobacco Plc 4.742 03/16/2032	4.74%	3/16/2032	2,785		2,710
Wells Fargo & Co. 3.908 04/25/2026	3.91%	4/25/2026	1,485		1,467
Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,998		1,676
Capital One Financial Corp. 5.268 05/10/2033	5.27%	5/10/2033	1,578		1,560
Dominion Energy 3.75 05/15/2027	3.75%	5/15/2027	836		820
U.S. Treasury Note/Bond 2.50 05/31/2024	2.50%	5/31/2024	7,659		7,590
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	2,013		1,859
Fannie Mae 3.50 07/01/2052	3.50%	7/1/2052	6,643		6,169
Kinder Morgan, Inc. 4.80 02/01/2033	4.80%	2/1/2033	1,160		1,140
Fannie Mae 2.523 06/01/2052	2.52%	6/1/2052	4,471		3,993
Freddie Mac 4.226 09/01/2052	4.23%	9/1/2052	16,086		15,617
Freddie Mac 3.318 07/01/2052	3.32%	7/1/2052	8,440		7,956
Jpmorgan Chase & Co. 5.717 09/14/2033	5.72%	9/14/2033	1,207		1,269
T-Mobile U.S., Inc. 5.20 01/15/2033	5.20%	1/15/2033	1,532		1,607
The Southern Co. 5.70 10/15/2032	5.70%	10/15/2032	3,203		3,401
Enel Spa 7.10 10/14/2027	7.10%	10/14/2027	2,135		2,311
Boston Properties, Inc. 6.75 12/01/2027	6.75%	12/1/2027	2,135		2,248
Bank Of America Corp. 6.204 11/10/2028	6.20%	11/10/2028	1,857		1,953
Philip Morris International, Inc. 5.125 11/17/2027	5.13%	11/17/2027	603		618
Ford Credit Auto Owner Trust 5.27 05/17/2027	5.27%	5/17/2027	7,122		7,156
Exelon Corp. 3.35 03/15/2032	3.35%	3/15/2032	2,042		1,846
Freddie Mac Pool 3.50 08/01/2052	3.50%	8/1/2052	4,707		4,347
Freddie Mac 4.701 01/01/2053	4.70%	1/1/2053	2,039		2,018
Ubs Group Ag 5.711 01/12/2027	5.71%	1/12/2027	975		1,006
Freddie Mac 3.984 01/01/2053	3.98%	1/1/2053	4,697		4,513
Fannie Mae 3.50 05/01/2052	3.50%	5/1/2052	4,246		3,909
Capital One Financial Corp. 5.817 02/01/2034	5.82%	2/1/2034	743		757
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	2,471		2,282
U.S. Treasury Note/Bond 4.625 02/28/2025	4.63%	2/28/2025	5,997		6,087
Texas Natural Gas Securitization Finance Corp. 5.102 04/01/2035	5.10%	4/1/2035	2,971		3,078
The Charles Schwab Corp. 5.643 05/19/2029	5.64%	5/19/2029	1,346		1,390
The Charles Schwab Corp. 5.853 05/19/2034	5.85%	5/19/2034	650		675
Capital One Financial Corp. 6.377 06/08/2034	6.38%	6/8/2034	1,114		1,151
Fannie Mae 3.50 02/01/2053	3.50%	2/1/2053	5,811		5,348
Fannie Mae 3.00 11/01/2040	3.00%	11/25/2040	2,178		1,975
Freddie Mac 4.627 08/01/2053	4.63%	8/1/2053	4,305		4,200
U.S. Treasury Note/Bond 5.00 08/31/2025	5.00%	8/31/2025	8,086		8,297
Ford Motor Credit Co. Llc 6.798 11/07/2028	6.80%	11/7/2028	1,068		1,128
The Charles Schwab Corp. 6.196 11/17/2029	6.20%	11/17/2029	511		539
U.S. Treasury Note/Bond 4.375 11/30/2028	4.38%	11/30/2028	3,843		3,938
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Total Reinsurance Group of America Contract No. RGA00084					$374,915
	Total Synthetic guaranteed investment contracts (GICs)					$1,795,816
	Total investments					47,843,239

*	Participant loans	4.25% to 9.50%			$0	686,750

	Other investment liabilities
	Payable in Brazil Real					$(14)
	Payable in Canadian Dollar					(14)
	Payable in Chinese R Yuan Hk					(30,160)
	Payable in Euro					(4)
	Payable in Japanese Yen					(22)
	Payable in Mexican Peso					(5,563)
	Payable in South African Rand					(83)
	Payable in U.S. Dollar					$(7,136)
	Total Other investment liabilities					$(42,996)
	Totals					$48,486,993
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 27, 2024

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.